Exhibit 10.2

Deal CUSIP: [            ]

Facility CUSIP: [            ]

CREDIT AGREEMENT

REMORA HOLDINGS, LLC,

as Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and LC Issuer,

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

RBC CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Bookrunner

$175,000,000

September [•], 2018

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Schedules and Exhibits:

Schedule 1	-	Lenders Schedule
Schedule 2	-	Disclosure Schedule
Schedule 3	-	Security Schedule

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Continuation/Conversion Notice
Exhibit D	-	Compliance Certificate
Exhibit E	-	Assignment and Assumption
Exhibit F	-	Elected Commitment Increase Certificate
Exhibit G	-	Additional Lender Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of September [•], 2018, by and among Remora Holdings, LLC, a Delaware limited liability company (“Borrower”), Royal Bank of Canada, as Administrative Agent and as LC Issuer, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and the Letters of Credit that may be issued by LC Issuer at the request of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I - Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Additional Lender” has the meaning given to such term in Section 2.18(c)(i).

“Additional Lender Certificate” has the meaning given to such term in Section 2.18(c)(ii)(G).

“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Applicable Margin for such day plus (b) the Alternate Base Rate for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Consolidated EBITDAX” means, for any period of determination, Consolidated EBITDAX for such period adjusted, in accordance with Article 11 of Regulation S-X promulgated by the SEC (or as otherwise agreed by Administrative Agent), to give pro forma effect to any Material Acquisition or Material Disposition made by Borrower or any of its Consolidated Subsidiaries during such period as if such transactions had occurred on the first day of such period, regardless of whether the effect is positive or negative, provided that any such pro forma adjustments shall be acceptable to Administrative Agent, in its reasonable discretion.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Applicable Margin or the Reserve Requirement changes.

“Administrative Agent” means Royal Bank of Canada, as Administrative Agent hereunder, and its successors in such capacity.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Elected Commitment Amount” means, at the time in question, an amount equal to the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.18. As of the Closing Date, the Aggregate Elected Commitment Amount is $65,000,000.

“Aggregate Maximum Credit Amount” means, at the time in question, an amount equal to the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.18. As of the Closing Date, the Aggregate Maximum Credit Amount is $175,000,000.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) 0.00%, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Rate for such day plus 0.50% per annum and (d) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00% (which rate in this clause (d) shall be adjusted pursuant to the formula set forth in the definition of Adjusted Eurodollar Rate at any time when a Reserve Requirement exists with respect to loans bearing interest at the Eurodollar Rate), provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate or the Letter of Credit Fee Rate, as the case may be, the applicable rate per annum set forth in the grid below based upon the Utilization Percentage then in effect:

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Applicable Margin
Pricing Level	Utilization Percentage	Eurodollar Loans Letter of Credit Fee Rate	Base Rate Loans	Commitment Fee Rate
1	≤ 25%	2.00%	1.00%	0.375%
2	> 25% but ≤ 50%	2.25%	1.25%	0.375%
3	> 50% but ≤ 75%	2.50%	1.50%	0.500%
4	> 75% but ≤ 90%	2.75%	1.75%	0.500%
5	> 90%	3.00%	2.00%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if an Engineering Report is not delivered when due in accordance with Section 6.2(e) or (f), as applicable, then, upon the request of the Majority Lenders, the “Applicable Margin” shall mean the rate per annum set forth under Pricing Level 5 above and shall apply as of the first Business Day after the date on which such Engineering Report was required to have been delivered and in each case shall remain in effect until the date on which such Engineering Report is delivered.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is a Lender Counterparty, or (b) is a Person whose senior unsecured long-term debt obligations are rated A- or higher by S&P and A3 or higher by Moody’s (or whose obligations under the applicable Hedging Contract are guaranteed by an Affiliate of such Person meeting such rating standards).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means, with respect to each Restricted Person: (a) if it is a corporation, its board of directors, (b) if it is a limited liability company managed by managers, its board of managers, if it has such a board, and otherwise its managers acting collectively, (c) if it is a limited liability company managed by its members, such members, acting collectively, (d) if it is a partnership with one or more general partners that are corporations or limited liability companies, the Board of each such general partner, and (e) in any other situation, the equivalent governing body exercising the function of a board of directors or the natural person(s) exercising similar functions.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the time in question, the dollar amount as determined at such time pursuant to Section 2.8; provided, however, that in no event shall the Borrowing Base ever exceed the Aggregate Maximum Credit Amount.

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“Borrowing Base Deficiency” means, at any time in question, the amount (if any) by which the Facility Usage exceeds the Borrowing Base then in effect.

“Borrowing Base Deficiency Notice” means a written notice from Administrative Agent to Borrower notifying it of the occurrence of a Borrowing Base Deficiency.

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York City, New York. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.

“Capital Lease Obligation” means, with respect to any Person and any Capital Lease to which it or its assets are subject, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability with respect to such Capital Lease on the balance sheet of such Person (or on any consolidated balance sheet that includes such Person’s assets and liabilities).

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that operating leases that are reclassified or recharacterized as capital leases due to a change in GAAP after the Closing Date shall not constitute Capital Leases for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent and (b) LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

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(b) demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least P-2 by Moody’s or A-2 by S&P; and

(e) deposits in money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives

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thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) at any time, Remora Royalties shall fail to be the sole managing member of Borrower entitled to manage the business and affairs of Borrower;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Equity of Remora Royalties entitled to vote in the election of members of the Board (or equivalent governing body) of Remora Royalties;

(c) a majority of the Board of Remora Royalties ceases to be composed of individuals (i) who were members of such Board on the Closing Date, (ii) whose election or nomination to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board, or (iii) whose election or nomination to such Board was approved by individuals referred to in clause (i) or (ii) above constituting at the time of such election or nomination at least a majority of such Board; or

(d) either Grant W. Livesay or George B. Peyton V shall for any reason cease to serve as managers of Remora Royalties and devote a substantial amount of each of their time to the management, collectively, of the Restricted Persons, Remora Petroleum, and Remora Royalties for a continuous period of at least 90 days, and in either case is not replaced within 90 days thereafter by a new person reasonably acceptable to Majority Lenders.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all property of any kind that is subject to a Lien in favor of any Lender Party (or in favor of Administrative Agent for the benefit of any Lender Party) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures all or any part of the Secured Obligations; provided that in no event shall “Collateral” include the Excluded Properties.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the Facility Usage that may be held by such Lender hereunder, as such commitment may be modified from time to time pursuant to Section 2.18 and modified from time to time pursuant to assignments by or to such Lender pursuant to Section 10.5. The amount representing each Lender’s Commitment shall at any time be such Lender’s Maximum Credit Amount.

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“Commitment Fee Rate” means, on any date, the rate per annum set forth as such in the definition of Applicable Margin.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Administrative Agent, among any Restricted Person, a commodity intermediary holding such Restricted Person’s assets, including funds and commodity contracts, and Administrative Agent with respect to collection and control of all deposits, commodity contracts and other balances held in a Commodity Account maintained by any Restricted Person with such commodity intermediary.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (a) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (b) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (c) all income taxes that were deducted in determining such Consolidated Net Income, plus (d) all arrangement fees paid to the Lead Arranger under the Fee Letter, plus (e) transaction-related costs and expenses with respect to the closing of this Agreement and the other Transactions that are allocable to the Borrower, plus (f) all depreciation, depletion, amortization (including amortization of good will and debt issue costs), and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the

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requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360) that were deducted in determining such Consolidated Net Income, plus (g) all exploration expenses, including plugging and abandonment expenses, that were deducted in determining such Consolidated Net Income, minus (h) all non-cash items of income that were included in determining such Consolidated Net Income.

“Consolidated Funded Debt” means as of any date, the sum of the following (without duplication): (a) Indebtedness for borrowed money of Borrower and its Consolidated Subsidiaries (including Permitted Unsecured Indebtedness) outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (b) all Indebtedness in respect of Capital Leases of Borrower and its Consolidated Subsidiaries, and (c) other Indebtedness of Borrower and its Consolidated Subsidiaries on which interest accrues (including payment in kind interest).

“Consolidated Net Income” means, for any period, Borrower’s and its properly Consolidated Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower’s and such Subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined in accordance with GAAP on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Borrower or any of its Subsidiaries has an ownership interest.

“Consolidated Subsidiaries” means each Subsidiary of Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP.

“Continuation” shall refer to the continuation pursuant to Section 2.3 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period. “Continued” has a meaning correlative thereto.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.

“Contribution Agreement” means that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated as of September [•], 2018, by and among the Borrower, Remora Petroleum, Remora Royalties and the other parties thereto, as in effect on the Closing Date without giving effect to any amendments or modifications thereto that have not been approved in writing by Administrative Agent.1

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.

[1]	NTD: Under review.

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“Control Agreement” means a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as the context may require.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan. “Converted” has a meaning correlative thereto.

“Cure Period” has the meaning assigned thereto in Section 8.4.

“Cure Right” has the meaning assigned thereto in Section 8.4.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question, (a) with respect to any Base Rate Loan, the rate per annum equal to 2.00% above the Adjusted Base Rate then in effect for such Loan, and (b) with respect to any Eurodollar Loan, the rate per annum equal to 2.00% above the Adjusted Eurodollar Rate then in effect for such Loan; provided that, in each case, no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance

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Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer, and each Lender.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent establishing Administrative Agent’s “control” of a Deposit Account as contemplated by Section 9-104 of the UCC.

“Deposit Accounts” means, collectively, (a) all of the “deposit accounts” (as such term is defined in the UCC) of the Restricted Persons, and in any event shall include all of the accounts and sub-accounts relating to any of the foregoing accounts, and (b) all of the cash, funds, checks, notes, and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“Determination Date” means each date on which a redetermined Borrowing Base, or a change in the amount of the Borrowing Base, takes effect pursuant to the provisions of Section 2.8.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” means the sale, assignment, farm-out, conveyance, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person, including any assignment, novation, monetization, termination or close out of any Hedging Contract; provided that the creation of a Permitted Lien is not a Disposition. “Dispose” has the correlative meaning.

“Disqualified Capital Stock” means any Equity in a Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is 181 days after the earlier of the Maturity Date and payment in full of the Obligations.

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“Distribution” means (a) any dividend, distribution, or other payment made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union (including, for the avoidance of doubt, the United Kingdom), Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the Lenders Schedule under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.18.

“Elected Commitment Increase Certificate” has the meaning given to such term in Section 2.18(c)(ii)(F).

“Election Notice” has the meaning given to such term in Section 2.7(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2(e) or Section 6.2(f).

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“Engineering Report Certificate” means, at any time in question, the certificate then most recently delivered under Section 6.2(g).

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or to the remediation of any part of the environment in connection with any of the foregoing.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or solely for the purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

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“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the greater of (a) zero percent (0.00%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen (or any successor or substitute page) is not available to Administrative Agent for any reason, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Account” means any Commodity Account, Deposit Account or Securities Account of a Restricted Person (a) for which Administrative Agent is the commodity intermediary, depositary bank or the securities intermediary, as applicable, (b) fiduciary accounts for one or more unaffiliated third parties, (c) “zero balance” accounts, (d) accounts used solely for escrow or trust purposes for one or more unaffiliated third parties, (e) each account all or substantially all of the deposits in which consist of royalty or suspense payment amounts or other unaffiliated third party funds, (f) that is specially and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Restricted Person’s salaried employees and (g) other accounts maintained with a Lender so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $100,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (g) on any day shall not exceed $500,000.

“Excluded Properties” means (a) all leasehold interests of each Restricted Person in any office or field office and (b) all right, title, and interest of each Restricted Person in any “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) located on property subject to any mortgage or deed of trust constituting a Security Document.

“Excluded Swap Obligation” means, with respect to any Restricted Person individually, any Swap Obligation if, and to the extent that, all or a portion of any guaranty by such Restricted Person of, or any grant by such Restricted Person of a Lien to secure, or the provision by such Restricted Person of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such Restricted Person’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of a Lien or provision of support of, such Swap Obligation becomes effective or any other time such Restricted Person is by virtue of such guaranty or grant of a Lien otherwise deemed under the Commodity Exchange Act to become liable for such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one transaction, only those transactions for which such guaranty, grant of a Lien, or provision of other support is or becomes illegal shall constitute Excluded Swap Obligations.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g), and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 27, 2016, by and among Remora Petroleum, BOKF, NA dba Bank of Texas, as administrative agent and letter of credit issuer, and the lenders party thereto, as amended, supplemented, or otherwise modified to the Closing Date.

“Existing First Lien Credit Documents” means (a) the Existing First Lien Credit Agreement, (b) the promissory notes made by Remora Petroleum thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Person, or any predecessor in interest to any Restricted Person.

“Existing First Lien Indebtedness” means all Indebtedness outstanding under the Existing First Lien Credit Documents on the Closing Date.

“Existing Indebtedness” means the Existing First Lien Indebtedness and the Existing Second Lien Indebtedness.

“Existing Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of May 27, 2016, by and among Remora Petroleum, Goldman Sachs Specialty Lending Group, L.P., as administrative agent, and the lenders party thereto, as amended, supplemented, or otherwise modified to the Closing Date.

“Existing Second Lien Credit Documents” means (a) the Existing Second Lien Credit Agreement, (b) the promissory notes made by Borrower thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Person, or any predecessor in interest to any Restricted Person.

“Existing Second Lien Indebtedness” means all Indebtedness outstanding under the Existing Second Lien Credit Documents on the Closing Date.

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“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the greater of (a) zero percent (0.00%) and (b) the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated as of July 16, 2018, among Borrower, Administrative Agent, and the Lead Arranger.

“Fiscal Quarter” means a 3 month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a 12 month period ending on December 31 of any year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Floor Contracts” means put option contracts or other floor derivative contracts that provide for payments to a Restricted Person in the event of oil and gas prices fall below a specified level and do not require any payments by any Restricted Person other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

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“Foreign Subsidiary” means any Subsidiary of any Restricted Person that is not organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Administrative Agent (on behalf of each Lender), and Majority Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for swaps, floors, puts, caps, calls, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, or bonds, or indexes based on any of the foregoing, (b) any option or obligation to enter into any of the foregoing agreements, (c) any option, futures or forward contract traded on an exchange, and (d) any other derivative agreement similar to any of the foregoing. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Hedging Contract will be a separate Hedging Contract for the purposes of this Agreement.

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“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and all other liquid or gaseous hydrocarbons, together with all products separated, processed or refined therefrom.

“Immaterial Deficiencies” means, with respect to Oil and Gas Properties, defects or clouds on title, discrepancies in reported net revenue or working interest ownership interests and other defects, discrepancies, defaults in performance, Liens and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a value greater than 2% of the total value of the Borrowing Base Properties evaluated in the most recently delivered Engineering Report.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a) indebtedness for borrowed money;

(b) obligations to pay the deferred purchase price of property or services;

(c) obligations evidenced by a bond, debenture, note or similar instrument;

(d) obligations that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than 1 year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e) obligations arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under GAAP;

(f) principal under Capital Lease Obligations;

(g) indebtedness arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h) obligations owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

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(i) obligations (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j) reimbursement obligations under letters of credit or applications or reimbursement agreements therefor;

(k) indebtedness with respect to banker’s acceptances;

(l) Disqualified Capital Stock;

(m) obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(n) non-contingent obligations with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

The amount of the Indebtedness of any Person described in clause (h) of this definition shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation of such other Person and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, unless such primary obligation and/or the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Indebtedness shall be deemed to be equal to the Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The amount of Indebtedness of any Person for all Liabilities secured by a Lien existing on property owned by such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Liability and (y) the fair market value of the property encumbered as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

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“Independent Engineers” means (a) any of Netherland, Sewell & Associates, Inc., Ryder Scott Company, L.P., Cawley, Gillespie & Associates, Inc., or DeGolyer and MacNaughton, and (b) any other nationally recognized independent petroleum engineering company that is designated by Borrower with the consent of Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means the reserve engineering report with respect to the Oil and Gas Properties of Restricted Persons prepared as of January 1, 2018 (after giving effect to the Transactions) by the Independent Engineers, a copy of which report has been delivered to Administrative Agent.

“Initial Financial Statements” means Borrower’s pro forma balance sheet as of June 30, 2018, after giving effect to the Transactions.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against the other Restricted Persons under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that, at the election of Administrative Agent or Required Lenders, the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1(a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending 1, 2, 3, or 6 months thereafter, as Borrower may elect in such notice or such other period that is 12 months or less requested by Borrower and consented to by all Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).

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“Internal Revenue Code” means the United States Internal Revenue Code of 1986, and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means, for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity in any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or the making of any capital contribution with respect to Equity owned in any other Person; (b) the making of any deposit with, advance or loan to, purchase or other acquisition of any Indebtedness of, or other extension of credit (or commitment to extend credit) to, any other Person (including any such transaction in the form of the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase (in one or a series of transactions) of property of another Person if, upon such purchase, such property is reported by the purchaser in its financial statements as a business unit; or (d) the entering into of any guarantee of, or other surety obligation with respect to, Indebtedness of any other Person.

“IPO” means the initial public offering of shares of Class A Common Stock of Remora Royalties pursuant to the Registration Statement.

“IRS” means the United States Internal Revenue Service.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other legally enforceable governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.9.

“LC Issuer” means Royal Bank of Canada in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Royal Bank of Canada.

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“LC Obligations” means, at the time in question, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all Matured LC Obligations that have not yet been reimbursed by or on behalf of Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Sublimit” means, at the time in question, an amount equal to the lesser of (a) $15,000,000.00 and (b) 10.00% of the Aggregate Elected Commitment Amount at such time.

“Lead Arranger” means RBC Capital Markets, LLC, and its successors, in its capacity as lead arranger and bookrunner.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Restricted Person. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to one or more Hedging Contracts with a Restricted Person that were entered into prior to such cessation, such Person shall remain a Lender Counterparty, but only with respect to Hedging Contracts and transactions thereunder that were entered into prior to the time such Person ceased to be a Lender or an Affiliate of a Lender.

“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the obligations owing to such Person under any Hedging Contracts shall continue to be Lender Hedging Obligations only to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and the Lender Hedging Obligations shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender, (b) if any obligation that is a Lender Hedging Obligation is assigned or transferred to any Person that is not a Lender Counterparty, such obligation shall thereupon cease to be a Lender Hedging Obligation, and (c) the Lender Hedging Obligations owed by any Restricted Person shall not include any Excluded Swap Obligation with respect to such Restricted Person.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means (a) the Persons listed on the Lenders Schedule (including Royal Bank of Canada in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer), (b) any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and (c) any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.18(c), in each case (x) including the successors of each such party as a Lender hereunder pursuant to Section 10.5 and (y) excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

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“Lenders Schedule” means Schedule 1 hereto.

“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee” has the meaning assigned thereto in Section 2.12.

“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth as such in the definition of “Applicable Margin”.

“Letter of Credit Termination Date” means the date that is 7 days prior to the Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists but only to the extent that in each case the applicable debtor has given prior authorization to such creditor for such financing statement to be filed, such registration to be made or such arrangement or action to be undertaken.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, and all other agreements, certificates, documents, and instruments at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” has the meaning given to such term in Section 2.1.

“Majority Lenders” means, as of any date of determination, at least two (if more than one Lender) Lenders having more than 50.0% of the Aggregate Elected Commitment Amount or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.2, at least two (if more than one Lender) Lenders holding in the aggregate more than 50.0% of the Facility Usage (with the

23	CREDIT AGREEMENT

aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Elected Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Management Services Agreement” means that certain Management Services Agreement dated as of September [•], 2018, by and among Borrower, Remora Petroleum, and Remora Royalties, as in effect on the Closing Date without giving effect to any amendments or modifications thereto that have not been approved in writing by Administrative Agent (other than any extension of the term thereof).2

“Material Acquisition” means any acquisition of property or series of related acquisitions of Proved Reserves that involves the payment of consideration by the Restricted Persons in excess of a dollar amount equal to 5% of the Borrowing Base then in effect.

“Material Adverse Change” means (a) a material adverse change in, or material adverse effect on (i) Borrower’s Consolidated financial condition, (ii) Borrower’s Consolidated business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise), considered as a whole, or (iii) Borrower’s ability to timely pay the Obligations or any Restricted Person’s ability to perform its obligations under any Loan Document to which it is a party, or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Restricted Person of any Loan Document to which it is a party.

“Material Contract” means (a) the Contribution Agreement, (b) the Management Services Agreement, and (c) any other contract or other agreement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation, or failure to renew would reasonably be expected to cause a Material Adverse Change, excluding oil and gas leases evidencing the Oil and Gas Properties described in the most recently delivered Engineering Report.

“Material Disposition” means any Disposition of property or series of related Dispositions of Proved Reserves with a Present Value in the most recent determination of the Borrowing Base of the Borrowing Base then in effect in excess of 5% of the Borrowing Base then in effect.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means September [•], 2023.3

“Maximum Credit Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the Lenders Schedule under the caption “Maximum Credit Amount”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.18(b), (b) modified from time to time pursuant to Section 2.18(c), or (c) modified from time to time pursuant to any assignment permitted by Section 10.5.

[2]	RP: Please provide us a copy. Subject to RBC’s review.
[3]	NTD: 5 years from the Closing Date.

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“Minimum Collateral Amount” means Oil and Gas Properties to which are attributed 85% of the Present Value of the Proved Reserves attributable to all of the Borrowing Base Properties.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve (a) any Borrowing Base increase that has been approved by Required Lenders or (b) any other consent, waiver, or amendment that requires the approval of all affected Lenders and has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning given to such term in Section 2.1.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Property” means any interest (of any kind and however arising) in (a) any oil, gas and/or mineral lease, oil, gas or mineral property, mineral servitude and/or mineral right of any kind (including mineral fee interests, leasehold interests, interests in pooled units or other units, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests and all rights to receive or share in Hydrocarbons upon production or in the proceeds thereof), and (b) any platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, or other equipment used in connection with the foregoing, including any gathering, treating, storage, processing or handling assets or systems.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

25	CREDIT AGREEMENT

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).

“Participant” has the meaning given to such term in Section 10.5(d).

“Participant Register” has the meaning given to such term in Section 10.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means any acquisition by any Restricted Person, whether by purchase, merger or otherwise, of any additional Oil and Gas Properties or all of the Equity interests of a Person principally owning Oil and Gas Properties, provided:

(a) immediately prior to, and after giving effect thereto, no Default, Event of Default, or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable governmental authorizations from any Governmental Authority;

(c) Borrower shall have delivered to Administrative Agent at least 3 Business Days prior to the closing of such acquisition all information reasonably required by Administrative Agent with respect to such acquired assets or Persons, including the aggregate consideration for such acquisition, reserve reports, and information as to the title to the Oil and Gas Properties acquired (or owned by the Person so acquired);

(d) if such acquisition is an acquisition of Equity interests of a Person, such Person must be organized under the laws of any State of the United States and such acquisition must be of all of the outstanding Equity interests of such Person;

(e) all of the properties and assets acquired in such acquisition must be located within the geographic boundaries of the United States or in the offshore federal waters of the United States; and

26	CREDIT AGREEMENT

(f) to the extent required by Section 6.15 and Section 6.16, Borrower shall have delivered additional guaranties and Security Documents.

“Permitted Investments” means

(a) Investments in Cash Equivalents;

(b) existing Investments described in the Disclosure Schedule;

(c) Investments consisting of Hedging Contracts permitted under Section 7.3;

(d) Investments made by any Restricted Person in or to any other Restricted Person, including any Person that becomes a Subsidiary of Borrower as a result of such Investment, provided that such Person becomes a Guarantor and otherwise complies with Section 6.15, and also including any guarantee by a Restricted Person of Liabilities of any other Restricted Person permitted by this Agreement;

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Agreement or from accounts receivable arising in the ordinary course of business, which Investments are obtained by a Restricted Person as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations, provided that Borrower shall give Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this clause (e) exceeds the Threshold Amount;

(f) normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course or business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(g) extensions of credit among Restricted Persons that are subordinated to the Secured Obligations upon terms and conditions reasonably satisfactory to Administrative Agent in its discretion;

(h) loans or advances to employees, officers or directors of any Restricted Person in the ordinary course of business, in each case only as permitted by applicable law, but in any event not to exceed $100,000 in the aggregate at any time; and

(i) other Investments not to exceed $1,000,000 (valued at the time such Investment is made, without giving effect to any write downs, write offs or appreciation with respect to such Investment) in the aggregate at any time.

“Permitted Investors” means NGP Energy Capital Management, L.L.C., a Texas limited liability company.

“Permitted Liens” means:

27	CREDIT AGREEMENT

(a) statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c) Immaterial Deficiencies;

(d) deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;

(e) Liens under the Security Documents;

(f) with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document;

(g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recently delivered Engineering Report;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(j) Liens under sale contracts, farm-in and farm-out agreements, area of mutual interest agreements, joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of any Restricted Person to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(k) encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing or proposed operations;

28	CREDIT AGREEMENT

(l) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest;

(m) (i) Liens on fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided that (A) such Liens secure Indebtedness permitted under Section 7.1(f), (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and any repairs, replacements, additions, modifications, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing), and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1(f);

(n) statutory Liens to secure payment of proceeds of production established by Texas Bus. and Commerce Code § 9.343 and similar Laws of other jurisdictions;

(o) statutory Liens to secure plugging and abandonment obligations; and

(p) Liens arising in connection with the Permitted Sale/Leaseback Transactions.

“Permitted Refinancing” means any refinancing, renewal or extension of Permitted Unsecured Indebtedness (in this definition, “Existing Indebtedness”); provided that:

(a) the amount of such Existing Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to all accrued and unpaid interest thereon, plus a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal, or extension;

(b) Existing Indebtedness that is subordinated to the Secured Obligations must not be refinanced, renewed, or extended, except on subordination terms reasonably acceptable to Administrative Agent;

(c) no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such refinanced, renewed, or extended Existing Indebtedness is due on or before the date that is 180 days after the Maturity Date as in effect on the date of such refinancing, renewal, or extension;

29	CREDIT AGREEMENT

(d) the financial covenants and events of default of such refinanced, renewed, or extended Existing Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents and all of the terms, taken as a whole (other than interest rate and redemption premiums), of such refinanced, renewed, or extended Existing Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents;

(e) the terms, taken as a whole, of such refinanced, renewed, or extended Existing Indebtedness must be either (i) at least as favorable to the Restricted Persons as market terms for issuers of similar size and credit quality given the then prevailing market conditions, as reasonably determined by Administrative Agent or (ii) not materially less favorable to the obligator thereunder than the original terms of such Existing Indebtedness;

(f) no Default or Event of Default exists on the date of issuance of the refinanced, renewed, or extended Existing Indebtedness or will occur as a result of the issuance thereof;

(g) such refinanced, renewed, or extended Existing Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Obligations; and

(h) Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Permitted Sale/Leaseback Transactions” means the sale of personal property by a Restricted Person with the intent to lease such personal property as lessee, provided that the value of all personal property sold does not exceed $2,000,000 in the aggregate for all such transactions during the term of this Agreement.

“Permitted Unsecured Indebtedness” means Senior Unsecured Indebtedness and Subordinated Unsecured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 10.3(d).

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such Oil and Gas Property in the most recently delivered Engineering Report using a discount rate for credit facilities of a similar type.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Royal Bank of Canada or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

30	CREDIT AGREEMENT

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from reserves that are at the time of determination, Proved Developed Producing Reserves attributable to Oil and Gas Properties owned by the Restricted Persons that are located in or offshore of the United States, as such production is projected in the most recently delivered Engineering Report, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such Engineering Report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(e) or (f) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness of which the proceeds are used to finance the acquisition, construction, or improvement of inventory, equipment or other property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any Restricted Person that is not an individual/a natural person and that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, 2 Business Days before the first day of that period.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.

“Registration Statement” means that certain Form S-1 Registration Statement filed with the SEC under Registration No. 333-226180.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

31	CREDIT AGREEMENT

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remora Petroleum” means Remora Petroleum, L.P., a Texas limited partnership.

“Remora Royalties” or “Manager” means Remora Royalties, Inc., a Delaware corporation, which is a holding company whose sole material asset consists of RH Units and is the sole managing member of Borrower.

“Required Lenders” means, as of any date of determination, at least two (if more than one Lender) Lenders having at least 66-2/3% of the Aggregate Elected Commitment Amount or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.2, at least two (if more than one Lender) Lenders holding in the aggregate at least 66-2/3% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Elected Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, President or Chief Financial Officer of such Person; provided that if such Person is a partnership or limited liability company, any manager of such Person and the Chief Executive Officer, President or Chief Financial Officer of a general partner or manager of such Person shall also be considered a Responsible Officer of such Person.

“Restricted Persons” means, collectively, Borrower and each Subsidiary of Borrower.

“RH Units” means units representing limited liability company membership interests in Borrower.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies) and any successor thereto that is a nationally recognized rating agency.

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“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized, or resident in a Sanctioned Country and any other Person that is the subject or target of Sanctions, or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, Cash Management Obligations, and Lender Hedging Obligations.

“Secured Parties” means the Lender Parties, the Lender Counterparties, and the Cash Management Lenders.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent establishing Administrative Agent’s “control” of a Securities Account as contemplated by Section 8-106 of the UCC.

“Securities Accounts” means, collectively, (a) all of the “securities accounts” (as such term is defined in the UCC) of the Restricted Persons, and (b) all of the “financial assets” (as such term is defined in the UCC) from time to time credited thereto.

“Security Documents” means the guaranties, deeds of trust, mortgages, pledge agreements, security agreements and other documents listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

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“Security Schedule” means Schedule 3 hereto.

“Senior Unsecured Indebtedness” means Indebtedness in respect of senior unsecured notes (whether issued under a loan agreement or indenture and whether registered or privately placed) issued by Borrower from time to time (including guarantees thereof by any Guarantor) that complies with all of the following requirements:

(a) such Indebtedness is and shall remain unsecured at all times;

(b) no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before the date that is 180 days after the Maturity Date as in effect on the date such Indebtedness is issued (in this definition defined as a “Date of Issuance”);

(c) the financial covenants and events of default of such Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents and all of the terms, taken as a whole (other than interest rate and redemption premiums), of such Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents;

(d) the terms, taken as a whole, of such Indebtedness must be at least as favorable to the Restricted Persons as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by Administrative Agent;

(e) on each Date of Issuance and immediately after giving effect to such Indebtedness (including the reduction in Borrowing Base described in Section 2.8(e)) Borrower is in compliance on a pro forma basis with Section 7.17(b) of this Agreement, calculated for the most recently ended 4 Fiscal Quarter period for which the financial statements described in Section 6.2(a) and (b) are available to the Lenders;

(f) no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance or incurrence of such Indebtedness;

(g) such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Secured Obligations;

(h) if such Indebtedness is convertible, in whole or in part, into Equity in Borrower, such Indebtedness must (i) be convertible only into common Equity in Borrower, and (ii) not contain any put or mandatory redemption provisions that may be exercised prior to the date that is 180 days after the Maturity Date as in effect on the Date of Issuance (other than customary change of control or asset sale tender offer provisions); and

(i) Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Special Determinations” has the meaning given to such term in Section 2.8(d).

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“Specified Equity Contribution” means any direct or indirect Investment in Borrower pursuant to Section 8.4 in cash in the form of an unconditional and irrevocable capital contribution to Borrower.

“Staff Engineers” means petroleum engineers who are employees of Borrower or Remora Petroleum or of a staffing company that provides its employees to Borrower or Remora Petroleum.

“Stated Amount” means, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subordinated Unsecured Indebtedness” means Indebtedness in respect of subordinated unsecured notes (whether issued under a loan agreement or indenture and whether registered or privately placed) issued by Borrower from time to time (including guarantees thereof by any Guarantor) that complies with all of the following requirements:

(a) such Indebtedness is and shall remain unsecured at all times;

(b) no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before the date that is 180 days after the Maturity Date as in effect on the date such Indebtedness is issued (in this definition defined as a “Date of Issuance”);

(c) the financial covenants and events of default of such Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents and all of the terms, taken as a whole (other than interest rate and redemption premiums), of such Indebtedness must be no more restrictive on the Restricted Persons than those set forth in this Agreement and the other Loan Documents;

(d) the terms, taken as a whole, of such Indebtedness must be at least as favorable to the Restricted Persons as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by Administrative Agent;

(e) on each Date of Issuance and immediately after giving effect to such Indebtedness Borrower is in compliance on a pro forma basis with Section 7.17(b) of this Agreement, calculated for the most recently end 4 Fiscal Quarter period for which the financial statements described in Section 6.2(a) and (b) are available to the Lenders;

(f) no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance or incurrence of such Indebtedness;

(g) such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Secured Obligations;

(h) the payment of such Indebtedness is subordinated to payment of the Secured Obligations pursuant to a written agreement (whether contained in the applicable indenture or a separate subordination agreement) in form and substance reasonably acceptable to Administrative Agent;

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(i) if such Indebtedness is convertible, in whole or in part, into Equity in Borrower, such Indebtedness must (i) be convertible only into common Equity in Borrower, and (ii) not contain any put or mandatory redemption provisions that may be exercised prior to the date that is 180 days after the Maturity Date as in effect on the Date of Issuance (other than customary change of control or asset sale tender offer provisions); and

(j) Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person in which more than 50% of the Equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap (and whether or not such obligation is a Lender Hedging Obligation hereunder).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination, in each case under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) during any time there is an ERISA Plan, any other event or condition which would reasonably be expected to result in, under Section 4042 of ERISA, the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the

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failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $5,000,000.

“Transactions” means, collectively:

(a) the consummation of the IPO and the receipt by Remora Royalties of gross cash proceeds therefrom in an amount not less than $100,000,000;

(b) the contribution of certain overriding royalty interests by Remora Petroleum and other “contributing parties” to Borrower upon and pursuant to the terms of the Contribution Agreement in exchange for RH Units and the assumption by Borrower of all or a portion of the Existing Indebtedness (in this definition, the “RH Assumption”), which Existing Indebtedness is secured by and burdens such overriding royalty interests to be so contributed;

(c) the contribution of newly issued shares of Class B Common Stock of Remora Royalties and a portion of the net cash proceeds of the IPO to Borrower in exchange for RH Units;

(d) the purchase by Remora Royalties and other contributing parties of RH Units from Remora Petroleum in exchange for a portion of the net cash proceeds of the IPO;

(e) the purchase, at par value, by Remora Petroleum and other “contributing parties” of one share of Class B Common Stock of Remora Royalties for each RH Unit held by such party; and

(f) following the RH Assumption, the payment in full by Borrower of such assumed Existing Indebtedness and the release and termination of all Liens securing such assumed Existing Indebtedness;

in each case as described in the Registration Statement.

“Triggering Disposition” means, subject to the last sentence hereof, any sale or other Disposition of any Oil and Gas Properties to which Proved Reserves are attributed (including casualty, eminent domain, or condemnation events with respect to any property of a Restricted Person, but excluding any sale or other Disposition of any Oil and Gas Properties to a Restricted Person) and any termination or other liquidation of any commodity Hedging Contract if the aggregate Borrowing Base value (which, for purposes hereof, shall mean the value Administrative Agent attributed in its discretion to such Oil and Gas Property or Hedging Contract for purposes of the most recent determination of the Borrowing Base), if any, of such Oil and Gas Properties directly or indirectly sold or Disposed of and Hedging Contracts directly or indirectly terminated or otherwise liquidated (inclusive of the Oil and Gas Properties or Hedging Contracts then being sold or liquidated) during any period between Determination Dates exceeds 5% of the Borrowing

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Base then in effect. The following shall not constitute a “Triggering Disposition”: (a) any transfer (by novation or otherwise) of a Hedging Contract from Borrower or any Restricted Person to Borrower or any Restricted Person, (b) any assignment or novation of a Hedging Contract from the existing counterparty to an Approved Counterparty, with Borrower or any Restricted Person being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Hedging Contract at the end of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Hedging Contracts of Borrower or any Restricted Person with one or more Hedging Contracts with Borrower or any Restricted Person covering Hydrocarbons of the type that were hedged pursuant to such replaced Hedging Contract(s) and with notional volumes, prices and tenors not less favorable to Borrower or the applicable Restricted Person as those set forth in such replaced Hedging Contract(s) and without cash payments (other than transaction expenses) to Borrower or any Restricted Person in connection therewith.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time or of any other state the laws of which are required to be applied in connection with the perfecting of security interests in any Collateral.

“United States” and “U.S.” mean the United States of America.

“Unused Availability” means, at any time of determination, an amount equal to (a) the Aggregate Elected Commitment Amount then in effect, minus (b) the Facility Usage.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 3.5(g)(ii)(B)(III).

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Facility Usage on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Wholly-Owned Subsidiary” means any Subsidiary in which 100% of the Equity, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

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Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement shall include all exhibits, schedules, and other attachments thereto and shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Accounting terms have the meanings assigned to them by GAAP. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.4. Calculations and Determinations. All interest calculated by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be calculated on the basis of a 365-day or 366-day year, as appropriate, for the actual number of days elapsed (including the first day but excluding the last) and all other interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last). Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

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Section 1.5. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.7. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - The Credits

Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the least of (a) the Aggregate Maximum Credit Amount, (b) the Borrowing Base, and (c) the Aggregate Elected Commitment Amount, in each case, then in effect and the sum of the outstanding principal amount of such Lender’s Loans and its LC Obligations does not exceed the lesser of its Applicable Percentage of the Borrowing Base and its Elected Commitment. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.11(b)) in any Borrowing must be greater than or equal to (a) in the case of Eurodollar Loans, $1,000,000 or any higher integral multiple of $100,000, (b) in the case of Base Rate Loans, $500,000 or any higher integral multiple of $100,000, or (c) must equal the remaining Unused Availability. Borrower may have no more than 5 Borrowings of Eurodollar Loans outstanding at any time. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, may, at the option and upon the request of a Lender, be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.

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Section 2.2. Requests for New Loans. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and

(b) be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in New York City, New York, the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent. If any telephonic notice described above in this Section that is subsequently confirmed in writing to Administrative Agent differs in any material respect from the action taken by Administrative Agent, the records of Administrative Agent will control, absent manifest error.

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Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than 5 Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a) specify the existing Loans that are to be Continued or Converted;

(b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c) be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the 3rd Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least 3 Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans. If any telephonic notice described above in this Section that is subsequently confirmed in writing to Administrative Agent differs in any material respect from the action taken by Administrative Agent, the records of Administrative Agent will control, absent manifest error.

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Section 2.4. Use of Proceeds. Borrower shall use the proceeds of the Loans to (a) refinance the portion of the Existing Indebtedness assumed by Borrower, (b) fund the exploration and development of the Oil and Gas Properties of the Restricted Persons, (c) fund acquisitions of Oil and Gas Properties, Distributions, and Investments permitted hereunder, (d) finance capital expenditures and Permitted Acquisitions and to refinance Matured LC Obligations, and (e) finance its working capital needs and for other lawful general business purposes. Borrower shall use all Letters of Credit for its lawful general business purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. No part of the proceeds of any Loan, directly or indirectly, will be used for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 2.5. Interest Rates and Fees; Payment Dates.

(a) Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b) Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii)), Majority Lenders (or Administrative Agent at the direction of Majority Lenders) may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Majority Lenders shall have rescinded such notice.

(c) Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Applicable Percentage of the Unused Availability determined at the end of each day during the Commitment Period. This commitment fee shall be due and payable in arrears on the last Business Day of each March, June, September, and December and at the end of the Commitment Period.

(d) Elected Commitment Increase Fees. Any increase in a Lender’s Elected Commitment may be conditioned upon the payment of an elected commitment increase fee in an amount to be set forth in a separate written agreement.

(e) Fee Letter. In addition to all other amounts due under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.

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(f) Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Administrative Agent for the account of Lenders to whom such payment is owed all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Administrative Agent for the account of Lenders to whom such payment is owed all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6. Optional Prepayments. Borrower may, from time to time and without premium or penalty, prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent, provided that (a) such notice must be received by Administrative Agent not later than 10:00 a.m. (i) on the day on which any Base Rate Loan is to be prepaid and (ii) on the 3rd Business Day preceding the day on which any Eurodollar Loan is to be prepaid, (b) the aggregate amount of each partial prepayment of principal of the Loans equals $1,000,000 (or, if less than $1,000,000, the remaining balance of the Loans) or any higher integral multiple of $100,000, and (c) if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Administrative Agent (for the account of the Lenders) any amounts due under Section 3.4. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7. Mandatory Prepayments.

(a) If at any time the Facility Usage exceeds the Aggregate Maximum Credit Amount or the Aggregate Elected Commitment Amount (whether due to a reduction thereof in accordance with this Agreement or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an amount at least equal to such excess.

(b) Whenever a Borrowing Base Deficiency results from any Scheduled Determination or Special Determination, then within 10 Business Days after Administrative Agent delivers a Borrowing Base Deficiency Notice to Borrower, Borrower shall give notice to Administrative Agent electing to eliminate such Borrowing Base Deficiency as provided in clause (i), (ii) or (iii) below, or by a combination of the actions described in such clauses (such notice from Borrower, an “Election Notice”), whereupon Borrower shall be obligated to eliminate such Borrowing Base Deficiency in such manner, and any failure to deliver such Election Notice shall be deemed to be an election by Borrower to eliminate such deficiency as provided in clause (i):

(i) prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Facility Usage exceeds the Borrowing Base after the Loans have been paid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16), such prepayment to be made in full on or before the 30th day after Borrower’s receipt of such Borrowing Base Deficiency Notice;

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(ii) prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in up to 6 monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-sixth of such Borrowing Base Deficiency, and with the first such installment to be paid within 30 days after Borrower’s receipt of such Borrowing Base Deficiency Notice and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; or

(iii) provide (or cause other Restricted Persons to provide) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of collateral covered thereby), and otherwise reasonably satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior Liens, subject only to Permitted Liens, in additional Oil and Gas Properties of Restricted Persons to which Proved Reserves are attributed to the extent needed to allow all of the Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount that eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within 45 days after Administrative Agent confirms to Borrower what collateral shall be required.

(c) Upon any redetermination of the Borrowing Base pursuant to Section 2.8(f) in connection with a Triggering Disposition, if there exists a Borrowing Base Deficiency, Borrower shall prepay the Borrowings of Loans in an amount sufficient to eliminate such Borrowing Base Deficiency. If any Borrowing Base Deficiency remains after making such prepayment as a result of any LC Obligations, then Borrower shall pay to Administrative Agent on behalf of Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.16. Borrower shall be obligated to take the actions required by the preceding sentences in this subsection contemporaneously with the receipt by any Restricted Person of net proceeds in respect of such Triggering Disposition.

(d) Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8. Borrowing Base.

(a) During the period from the Closing Date to the first Determination Date the Borrowing Base shall be $95,000,000 (the “Initial Borrowing Base”).

(b) By April 1 and October 1 of each year, beginning April 1, 2019, Borrower shall furnish to each Lender all information, reports and data that Administrative Agent has then reasonably requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with,

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as applicable, the Engineering Report as of January 1 of such year described in Section 6.2(e) or as of July 1 of such year described in Section 6.2(f). Within 15 days after receiving such information, reports and data, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then notify each Lender of such proposed Borrowing Base. Within 15 days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree on an amount for the Borrowing Base (provided that all Non-Defaulting Lenders must agree on any increase in the Borrowing Base), which Borrowing Base need not be equal to such proposed Borrowing Base. Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value that they in their discretion assign to the discounted net present value of the various Oil and Gas Properties of Restricted Persons included in the Collateral at the time in question and based upon such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, management and ownership of Restricted Persons) as they in their discretion deem significant. If, in the case of any proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to Administrative Agent, such silence shall be deemed to be an approval of the proposed Borrowing Base. If, in the case of any proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to Administrative Agent, such silence shall be deemed to be a disapproval of the proposed Borrowing Base. If Required Lenders (or all Non-Defaulting Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the 15 day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Non-Defaulting Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrower designate the amount so determined by the Lenders as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent and shall remain in effect until but not including the next Determination Date. IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE AGGREGATE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER ARE DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

(c) If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of subsection (b) of this section, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Non-Defaulting Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders (or all Non-Defaulting Lenders, as applicable) shall designate a new Borrowing Base as described above.

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(d) In addition to the Scheduled Determinations of the Borrowing Base, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that no such Person may request more than 1 Special Determination between Scheduled Determinations. In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within 30 days following the date of such request, deliver to Lenders an Engineering Report prepared by Staff Engineers (or, at Borrower’s option, prepared by Independent Engineers) as of the last day of the calendar month preceding the date of such request and such other information that Administrative Agent shall have reasonably requested. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders that includes (i) an Engineering Report prepared by Staff Engineers (or, at Borrower’s option, prepared by Independent Engineers), (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination and (iii) such other information reasonably requested by Administrative Agent. Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Non-Defaulting Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (b) of this section, which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination.

(e) Notwithstanding anything to the contrary contained herein, each time Borrower issues any Permitted Unsecured Indebtedness (excluding, for the avoidance of doubt, any Permitted Refinancing), on the date of issuance thereof the Borrowing Base then in effect shall each be reduced automatically by an amount equal to the product of (x) 0.25 and (y) the stated principal amount of the Permitted Unsecured Indebtedness so issued, and if such reduced Borrowing Base would be less than the Aggregate Elected Commitment Amount then in effect, the Aggregate Elected Commitment Amount shall be reduced automatically to an amount equal to such reduced Borrowing Base. The Borrowing Base and, if applicable, the Aggregate Elected Commitment Amount as so reduced shall become the new Borrowing Base and Aggregate Elected Commitment Amount, respectively, immediately upon such date of issuance and shall remain in effect until the next date as of which the Borrowing Base is redetermined pursuant to this Agreement. For purposes of this subsection (e), if any such Permitted Unsecured Indebtedness is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

(f) Upon the consummation of a Triggering Disposition, the Borrowing Base shall automatically be decreased by an amount equal to the aggregate Borrowing Base value (as determined by Administrative Agent and approved by the Required Lenders in each case in their discretion and consistent with the standards set forth in Section 2.8(b)) of the Oil and Gas Properties directly or indirectly sold or Disposed of and Hedging Contracts directly or indirectly terminated or monetized, as applicable. Such decrease in the Borrowing Base shall occur automatically upon the consummation of such Triggering Disposition on the date of such Triggering Disposition, upon the approval of the Required Lenders of the amount of such reduction as set forth above. Upon any such reduction in the Borrowing Base, Administrative Agent shall promptly by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder.

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Section 2.9. Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) the Facility Usage does not exceed the lesser of the Borrowing Base and the Aggregate Elected Commitment Amount at such time;

(b) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earlier to occur of (i) 12 months after the issuance thereof, and (ii) the Letter of Credit Termination Date;

(d) such Letter of Credit is to be used for general business purposes of a Restricted Person that is a U.S. Person;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;

(f) the issuance, increase, or extension of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under Article III;

(g) the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h) all other conditions in this Agreement to the issuance, increase, or extension of such Letter of Credit have been satisfied (including the conditions precedent set forth in Section 4.2).

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance, increase, or extension of such Letter of Credit. LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Section 4.2 have been satisfied; provided, however, that LC Issuer shall not issue, increase, or extend a Letter of Credit if, on or before the proposed date of issuance, increase, or extension LC Issuer shall have received notice from Administrative Agent or Majority Lenders that any such condition has not been satisfied or waived. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue, increase, or extend any other requested Letter of Credit for any reason that LC Issuer in its discretion deems relevant. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit (a) if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate

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LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which LC Issuer has actual or potential Fronting Exposure, as it may elect in its discretion or (b) the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.9 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

LC Issuer shall have at all times the benefits and immunities (a) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to LC Issuer.

Section 2.10. Requesting Letters of Credit.

(a) Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit prior to 10:00 a.m. at least 3 Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.9 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b) If Borrower so requests in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would not be permitted, or

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would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.9 or otherwise), or (ii) it has received notice (which notice may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Majority Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.

(c) After the LC Conditions for a Letter of Credit have been met as described in Section 2.9 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in New York City, New York. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

(d) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower, Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(e) Unless otherwise agreed by Administrative Agent, each LC Issuer shall report in writing to Administrative Agent (i) on or prior to each Business Day on which such LC Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such LC Issuer shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such LC Issuer makes any payment under any draw made under any Letter of Credit, the date, currency and amount of such payment, (iii) on any Business Day on which Borrower fails to reimburse any Matured LC Obligation required to be reimbursed to such LC Issuer on such day, the date of such failure and the currency and amount of such Matured LC Obligation, and (iv) on any other Business Day, such other information as Administrative Agent shall reasonably request with respect to the Letters of Credit issued by such LC Issuer.

Section 2.11. Reimbursement and Participations.

(a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay (which payment may be made by the incurrence of Base Rate Loans hereunder, which Loans shall be deemed to have been immediately requested upon any payment by LC Issuer to any beneficiary of any Letter of Credit) to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with

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interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC

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Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof that has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.12. Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit issuance fee at a rate per annum equal to the Letter of Credit Fee Rate then in effect (which fee shall be increased by 2.00% per annum during any period in which interest on the Loans accrues at the Default Rate) (the “Letter of Credit Fee”), and (b) to such LC Issuer, for its own account, a letter of credit fronting fee at a rate per annum equal to 0.20% (but in no event less than $500 per annum); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.9 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account. In addition, Borrower will pay to LC Issuer its customary fees for issuance, amendment and drawing of each Letter of Credit. The Letter of Credit Fee and the letter of credit fronting fee will be calculated on the Stated Amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last Business Day of each March, June, September, and December and at the end of the Commitment Period.

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Section 2.13. No Duty to Inquire.

(a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. LC Issuer shall have the right, in its discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

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Section 2.14. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan or LC Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

Section 2.15. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

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Section 2.16. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the written request of Administrative Agent or LC Issuer (but in no event more than 3 Business Days after such request), Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure allocable to such Defaulting Lender (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.7, 2.9, 2.17, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(b))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and the definitions of Majority Lenders and Required Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii) Certain Fees. That Defaulting Lender (1) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (2) shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of LC Obligations for which it has provided Cash Collateral pursuant to Section 2.9. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to the preceding sentence, Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to LC Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to that Defaulting Lender’s Elected Commitment) but only to the extent that such reallocation does not cause the aggregate amount of the Loans and participations in LC Obligations of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Elected Commitment and (2) such non-Defaulting Lender’s Applicable Percentage of the Borrowing Base (calculated without giving effect to any reallocations pursuant to this clause (iv)). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in the preceding clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent, and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)),

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whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18. Termination and Reduction of Aggregate Maximum Credit Amount; Increase and Reduction of Aggregate Elected Commitment Amount.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time any of the Aggregate Maximum Credit Amount, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero ($0.00), then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amount.

(i) Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (A) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.7(a), the Facility Usage would exceed the Commitments or (2) the Aggregate Maximum Credit Amount would be less than $50,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amount is reduced to $0.00), and (C) upon any reduction of the Aggregate Maximum Credit Amount that results in the Aggregate Maximum Credit Amount being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders) so that it equals the Aggregate Maximum Credit Amount as so reduced.

(ii) Borrower shall notify Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amount under Section 2.18(b)(i) at least 3 Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.18(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amount delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amount shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Increase and Reduction of Aggregate Elected Commitment Amount.

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(i) Subject to the conditions set forth in Section 2.18(c)(ii), Borrower may, at its election, increase the Aggregate Elected Commitment Amount then in effect (A) by increasing the Elected Commitment of one or more existing Lenders and/or (B) subject to the approval of Administrative Agent and LC Issuer, by causing one or more Eligible Assignees to become a Lender (each an “Additional Lender”).

(ii) Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A) such increase shall be in an integral multiple of $1,000,000 and not be less than $5,000,000 unless (1) Administrative Agent otherwise consents or (2) prior to giving effect to such increase, the Borrowing Base exceeds the Aggregate Elected Commitment Amount by less than $5,000,000 and after giving effect to such increase, the Aggregate Elected Commitment Amount will equal the Borrowing Base, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(B) following any Determination Date with respect to any Scheduled Determination, Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Scheduled Determination unless Administrative Agent otherwise consents (it being understood that the Aggregate Elected Commitment Amount may also be increased on the Determination Date with respect to any Scheduled Determination);

(C) no Default shall have occurred and be continuing on the effective date of such increase;

(D) on the effective date of such increase, no Eurodollar Loans shall be outstanding or if any Eurodollar Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans unless Borrower pays compensation, if any, required by Section 3.4;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F) subject to Section 2.18(c)(iv) below, if Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Lenders, Borrower and each such Lender shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit F (an “Elected Commitment Increase Certificate”) and Borrower shall pay any applicable fees as may have been agreed to between Borrower, such Lender and/or Administrative Agent; and

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(G) if Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then Borrower and each such Additional Lender shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit G (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Lender which shall be payable by Borrower to Administrative Agent unless waived by Administrative Agent, and Borrower shall (1) if requested by the applicable Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Applicable Percentage of the Aggregate Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between Borrower, any Additional Lender and/or Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.18(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Loans are outstanding, then the last day of the Interest Period in respect of such Eurodollar Loans, unless Borrower has paid compensation, if any, required by Section 3.4): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall be deemed to have purchased a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Maximum Credit Amount pursuant to Section 2.18(c)(v).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by Borrower and the Lender or by Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.18(c)(ii) and the Administrative Questionnaire referred to in Section 2.18(c)(ii), if applicable, Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and shall promptly record the information contained therein in the Register required to be maintained by Administrative Agent pursuant to Section 10.5(c). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.18(c).

(v) Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.18(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) the Lenders Schedule shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages, and (C) Borrower shall execute and deliver new Notes (if requested by the applicable Lenders).

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(vi) Borrower may from time to time reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 unless Administrative Agent otherwise consents and (B) Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.7, the Facility Usage would exceed the Aggregate Elected Commitment Amount.

(vii) Borrower shall notify Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.18(c)(vi) at least 3 Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.18(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.18(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and the Lenders Schedule shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) Borrower elects to increase the Aggregate Elected Commitment Amount ratably among the Lenders and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by Borrower (subject to the limitations set forth in Section 2.18(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and the Lenders Schedule shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. Administrative Agent shall thereafter promptly record the information regarding such increases in the Register required to be maintained by Administrative Agent pursuant to Section 10.5(c).

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ARTICLE III - Payments to Lenders

Section 3.1. General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m. on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.11(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. Administrative Agent and LC Issuer are each hereby authorized to charge the account of Borrower maintained with Royal Bank of Canada for each payment of any Obligation as it becomes due hereunder.

Section 3.2. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, increase, modify or deem applicable any reserve, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Applicable Lending Office or LC Issuer (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

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(ii) subject any Recipient or any Applicable Lending Office to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Commitment, any Eurodollar Loan made by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Recipient; or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Applicable Lending Office or other Recipient, as the case may be, of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Applicable Lending Office or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Applicable Lending Office or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer, or other Recipient, Borrower will pay to such Lender, LC Issuer, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3. Illegality. If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, whether because of acceleration, prepayment or otherwise, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

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Section 3.5. Taxes.

(a) Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

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(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A) and (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable;

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(V) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any

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amendments made to FATCA after the date of this Agreement. In addition, each Lender shall indemnify Administrative Agent and Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Internal Revenue Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.6. Alternative Rate of Interest.

(a) If Administrative Agent or Majority Lenders determine:

(i) that deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available to such Lenders in the relevant market, or

(ii) that the interest rate applicable to Eurodollar Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurodollar Loans, then Administrative Agent shall suspend the availability of Eurodollar Loans and require any affected Eurodollar Loans to be repaid or converted to Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.4.

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(b) Notwithstanding the foregoing, in the event Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.6(a)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 3.6(b) or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then Administrative Agent and Borrower shall seek to jointly agree upon an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and Administrative Agent and Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that to the extent that Administrative Agent determines that adoption of any portion of such market convention is not administratively feasible or that no market convention for the administration of such alternate rate of interest exists, Administrative Agent shall administer such alternate rate of interest in a manner determined by Administrative Agent in consultation with Borrower. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within 5 Business Days of the date notice of such alternate rate of interest is provided to Lenders, a written notice from Majority Lenders stating that such Majority Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.6(b), (x) any request pursuant to Article II that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, a Base Rate Loan, and (y) if any request pursuant to Section 2.2 requests a Eurodollar Loan, such Borrowing shall be made as a Base Rate Loan. If the alternate rate of interest determined pursuant to this Section 3.6(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.7. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender, or if any Lender is a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment resulting from any Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, any Lender (other than any Defaulting Lender) being replaced pursuant to this subsection (b) shall not be required to make any such assignment and delegation if such Lender (or its Affiliate) is a Lender Counterparty, unless on or prior thereto, all of such Lender’s (or its Affiliate’s) Hedging Contracts with any Restricted Person have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 3.8. Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has

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made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1. Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue the initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Administrative Agent shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall be reasonably satisfied that the Security Documents will, upon recording, create first priority, perfected Liens (subject to Permitted Liens) on at least the Minimum Collateral Amount.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) one or more certificates from the secretary, assistant secretary or another Responsible Officer of each Restricted Person, certifying as of the Closing Date to (1) attached copies of each Restricted Person’s Organizational Documents, certified, to the extent applicable, as of a recent date by the appropriate governmental official; (2) the offices and specimen signatures of the officers of such Restricted Person who are authorized to execute Loan Documents in its name; and (3) attached resolutions of the Board of such Restricted Person approving and authorizing its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound; (ii) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (iii) such other documents as Administrative Agent may reasonably request.

(c) Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of the Manager, dated as of the Closing Date, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1 and in Section 4.2.

(d) Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to

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Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets.

(f) Evidence of Insurance. Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to Administrative Agent that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent has been named as additional insured and lender loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(g) Opinions of Counsel to Restricted Persons. Administrative Agent shall have received executed copies of written opinions of counsel to Restricted Persons, opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h) Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to the Fee Letter or any other Loan Documents or any commitment agreement heretofore entered into, including, (i) to the extent invoiced at least 1 Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder on or before the Closing Date (including the fees and expenses of Thompson & Knight LLP, counsel to Administrative Agent), (ii) upfront fees for the account of the Lenders in an amount for each such Lender as set forth in the Fee Letter, and (iii) the estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(i) Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer of Manager certifying the Initial Financial Statements.

(j) Budget and Projections. Lenders shall have received a detailed budget and financial projections of Restricted Persons for 5 years following the Closing Date (prepared on a quarterly basis for 2018 and an annual basis thereafter).

(k) Initial Engineering Report. Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

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(l) Title. Administrative Agent shall have received title information in form, substance and authorship satisfactory to Administrative Agent, with respect to Restricted Persons’ oil and gas reserves representing not less than 80% of the Present Value of the Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that would cause a Material Adverse Change.

(n) Completion of Proceedings. All partnership, corporate, company and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(o) Material Adverse Change. After giving effect to the IPO, no event or circumstance shall have occurred or be continuing since the date of the audited Initial Financial Statements that has had, or would be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(p) “Know Your Customer” Documentation. Administrative Agent shall have received from Restricted Persons, to the extent requested by Lenders or Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, no later than 5 days prior to the Closing Date.

(q) Material Contracts. Administrative Agent shall have received a copy of each Material Contract (including all waivers, supplements, or amendments thereto) and a certificate of a Responsible Officer of Manager, dated as of the Closing Date, in which such Responsible Officer certifies that Borrower has delivered to Administrative Agent a true, correct, and complete copy of each Material Contract (including all waivers, supplements, or amendments thereto).

(r) Initial Hedging Contracts. Administrative Agent shall have received evidence, in form and detail reasonably satisfactory to it, confirming that the Restricted Persons will be in compliance with the requirements set forth in Section 6.21 after giving effect to the consummation of the Transactions.

(s) Transactions. Administrative Agent shall have received evidence, in form and substance reasonable satisfactory to it, confirming that, substantially concurrently with the execution and delivery of this Agreement, the Transactions are being consummated in accordance with the terms of the agreements, documents, and/or instruments governing such matters (including evidence confirming that the Existing Indebtedness is being paid in full and that the Liens on any Restricted Person’s property securing the Existing Indebtedness are being terminated, released, and discharged, in each case, substantially concurrently with the execution and delivery of this Agreement).

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(t) Unused Availability. After giving effect to the consummation of the Transactions, Borrower shall have demonstrated that the Facility Usage will be less than an amount equal to 80% of the Aggregate Elected Commitment Amount.

(u) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(v) Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue, amend, renew, or extend any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Change, in which case such representation and warranty (as so qualified) shall be true and correct in all respects, and (iii) that for purposes of this Section 4.2, the representations and warranties contained in subsection (a) of Section 5.6 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.2.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall exist.

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(c) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in this Section 4.2.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1. No Default. No Default has occurred that is continuing.

Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of a Restricted Person is located, except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Change. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law material to such Restricted Person or its operations, (ii) the Organizational Documents of any Restricted Person, or (iii) any Material Contract, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, or which, if not made or obtained, would not reasonably be expected to have a Material Adverse Change, no permit, consent, approval, authorization or order of, and no notice

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to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

Section 5.6. Financial Statements.

(a) Borrower has heretofore furnished to the Lenders true, correct and complete copies of the Initial Financial Statements. All Initial Financial Statements that are pro forma financial statements were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

(b) Since the date of the Initial Financial Statements and after giving effect to the IPO, no Material Adverse Change has occurred.

Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any agreement, franchise, contract, deed, charter restriction, or other instrument or restriction that would reasonably be expected to cause a Material Adverse Change.

Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby (as modified or supplemented by other information so furnished) do not, taken as a whole, contain any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided, that with respect to projected financial or other forward-looking information, Borrower represents only that such information was prepared in good-faith based upon assumptions believed to be reasonable at the time. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing that would reasonably be expected to cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material

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information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report. Each report required to be delivered by Borrower pursuant to Section 6.2(d), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all of all of the Hedging Contracts of Borrower and each Subsidiary, the material terms thereof (including the type, effective date, term or termination date, and notional amounts or volumes), the estimated net mark-to-market value thereof, any credit support agreements relating thereto (other than Loan Documents), a summary of any collateral thereunder, and the counterparty to each such Hedging Contract.

Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral before any Governmental Authority that would reasonably be expected to cause a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that would reasonably be expected to cause a Material Adverse Change.

Section 5.10. ERISA Plans and Liabilities. All currently existing ERISA Plans sponsored or contributed to by a Restricted Person are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that would reasonably be expected to constitute or result in a Termination Event, in either case, that has caused or would reasonably be expected to cause a Material Adverse Change. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan, except as could not reasonably be expected to cause a Material Adverse Change. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA, except as could not reasonably be expected to cause a Material Adverse Change. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that would reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law or in connection with severance benefits, except as could not reasonably be expected to cause a Material Adverse Change and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction for which any Restricted Person could reasonably expected to incur liability under Section 4069 or Section 4212(c) of ERISA.

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Section 5.11. Environmental and Other Laws. Except for such matters that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change: (a) Restricted Persons are conducting their businesses in compliance with all applicable Laws, including Environmental Laws, and have, and are in compliance with, all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. To the knowledge of Borrower, each Restricted Person undertook, at the time of its acquisition of each of its material properties, all commercially reasonable inquiry into the previous ownership and uses of such properties and any potential environmental liabilities associated therewith.

Section 5.12. Names and Places of Business. No Restricted Person has, during the 5 years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.13. Subsidiaries. Section 5.13 of the Disclosure Schedule (as supplemented from time to time by Borrower in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of (a) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.

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Section 5.14. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15. Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, no Restricted Person will be Insolvent.

Section 5.16. Taxes. Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17. Title to Properties; Intellectual Property. Each Restricted Person has (a) except for Immaterial Deficiencies, good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recently delivered Engineering Report, and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other material Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims (other than Permitted Liens) and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than (i) as otherwise provided by statute, regulation or the standard and customary provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document or (ii) discrepancies that are Immaterial Deficiencies: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recently delivered Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the drilling, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recently delivered Engineering Report that is not offset by a corresponding proportionate increase in such Restricted Persons’ net revenue interest in such property. Other than discrepancies that are Immaterial Deficiencies, each Engineering Report at any time delivered pursuant to Section 6.2 correctly states the working interests and net revenue interests of the Restricted Persons in the Proved Reserves that are the subject of such Engineering Report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Restricted Person is obligated in any respect, at any time during the production life of the Oil and Gas Property, to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Restricted Person is entitled, at any time during the production life of the Oil and Gas Property, to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Restricted Person possesses all intellectual

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property licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter unless the failure to so possess would not reasonably be expected to cause a Material Adverse Change, and no Restricted Person is in violation in any respect of the terms under which it possesses such intellectual property or the right to use such intellectual property except to the extent that such violation would not reasonably be expected to cause a Material Adverse Change. No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained.

Section 5.18. Regulation U. None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose that violates Regulation U.

Section 5.19. Leases and Contracts; Performance of Obligations. Except for Immaterial Deficiencies, the leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recently delivered Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recently delivered Engineering Report, have been properly and timely paid (other than (i) royalty payments suspended in the ordinary course of business, (ii) those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP and (iii) any other amounts not in excess of $500,000 in the aggregate). No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recently delivered Engineering Report, where such default could adversely affect the ownership or operation of such Oil and Gas Properties in any material respect. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) materially less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such materially less favorable basis.

Section 5.20. Marketing Arrangements. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days), or (b) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and

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other agreements relating to the marketing of production that are listed in Section 5.20 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recently delivered Engineering Report to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Restricted Person on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recently delivered Engineering Report that is subject to a production sales contract or marketing contract that is computed in all material respects in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from any such Oil and Gas Property curtailed materially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Restricted Person and which by the exercise of reasonable diligence such Restricted Person is unable to prevent or overcome, or (2) by routine maintenance requirements in the ordinary course of business.

Section 5.21. Right to Receive Payment for Future Production. Except as set forth in Section 5.21 of the Disclosure Schedule or disclosed in writing to Administrative Agent in connection with any determination of the Borrowing Base, no Restricted Person, nor (to the knowledge of any Restricted Person) any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof. Except as set forth in Section 5.21 of the Disclosure Schedule or disclosed in writing to Administrative Agent in connection with any determination of the Borrowing Base, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any “take or pay”, gas imbalances or other similar arrangement exceeding one bcf of gas (on an mcf equivalent basis) in the aggregate (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 5.21 of the Disclosure Schedule or would not reasonably be expected to result in a Material Adverse Change, there is no Oil and Gas Property covered by the most recently delivered Engineering Report with respect to which any Restricted Person, or (to the knowledge of any Restricted Person) any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.21 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.2. No Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any regulatory refund obligation and, to the best of each Restricted Person’s knowledge, no facts exist that might cause the same to be imposed.

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Section 5.22. Operation of Oil and Gas Properties. Except for such acts or failures to act as would not reasonably be expected to cause a Material Adverse Change, the Oil and Gas Properties covered by the most recently delivered Engineering Report (and all properties unitized therewith) are being (and, to the extent the same would adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof, to the knowledge of each Restricted Person, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens. Except for those as would not reasonably be expected to cause a Material Adverse Change, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and all oil and gas wells located on the Oil and Gas Properties covered by the most recently delivered Engineering Report (or properties unitized therewith) have been drilled and completed within the boundaries of the applicable Oil and Gas Properties or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable Law. There are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recently delivered Engineering Report or on lands pooled or unitized therewith, except for wells that have been, or are currently being, plugged and abandoned in accordance with applicable Law. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate (or cause the operator to operate) its Oil and Gas Properties covered by the most recently delivered Engineering Report, except for those governmental licenses and permits the failure of which to possess would not reasonably be expected to cause a Material Adverse Change. No Restricted Person has received notice of any violations in material respect of any such licenses or permits.

Section 5.23. Ad Valorem and Severance Taxes. Each Restricted Person has paid and discharged all material ad valorem Taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all material production, severance and other Taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom.

Section 5.24. Limitation to Proved Reserves. No representation or warranty is made in this Sections 5.19 through 5.23 with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed in the most recently delivered Engineering Report.

Section 5.25. Insurance. Each Restricted Person is insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8. No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Restricted Person or for which such Restricted Person has ascribed a material value.

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Section 5.26. Anti-Corruption Laws; Sanctions. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or any directors, officer, employee, agent, or Affiliate of Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or Controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Section 5.27. EEA Financial Institution. No Restricted Person is an EEA Financial Institution.

Section 5.28. Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification, if any, is true and correct in all respects.

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (other than contingent indemnification obligations and other contingent obligations not then due and payable), unless Majority Lenders have previously agreed otherwise:

Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, Borrower will furnish the audited Consolidated and consolidating balance sheet and related statements of income, owners’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Year, each setting

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forth in comparative form the corresponding figures for the preceding Fiscal Year and together with all notes thereto, prepared in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, stating that such financial statements have been so prepared.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, Borrower will furnish the unaudited Consolidated and consolidating balance sheet and related statements of income, owners’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the then current Fiscal Year, each setting forth in comparative form the corresponding figures for the corresponding portion of the preceding Fiscal Year, prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c) Certificate of Responsible Officer — Compliance. Together with each set of financial statements furnished under Section 6.2(a) or Section 6.2(b), Borrower will furnish a Compliance Certificate, signed by a Responsible Officer of Manager, (i) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Persons reported on (subject, in the case of quarterly financial statements, to normal year-end adjustments and the absence of footnotes), (ii) stating whether any change in GAAP or in the application thereof that is applicable to Borrower has occurred since the date of Borrower’s most recent annual financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iii) setting out reasonably detailed calculations showing compliance (or non-compliance) with the requirements of Section 7.17 as of the end of such Fiscal Quarter or Fiscal Year, as applicable, and (iv) stating that he or she has reviewed the Loan Documents and that no Default exists at the end of such Fiscal Quarter or Fiscal Year, as applicable, or at the time of such certificate (or specifying the nature and period of existence of any such Default).

(d) Report on Hedging Contracts. Together with each set of financial statements furnished under Section 6.2(a) or Section 6.2(b), Borrower will furnish a report certified by a Responsible Officer (in form reasonably satisfactory to Administrative Agent) describing all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, effective date, term or termination date, and notional amounts or volumes, the estimated net mark-to-market value thereof, any credit support agreements relating thereto (other than Loan Documents) and a summary of any collateral thereunder, and the counterparty to each such Hedging Contract.

(e) Annual Engineering Report. By April 1 of each year, Borrower will furnish an Engineering Report prepared by the Independent Engineers as of the preceding January 1 concerning all Oil and Gas Properties and interests owned by any Restricted Person that are located in or offshore of the United States and that have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” or “under-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report.

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(f) Midyear Engineering Report. By October 1 of each year, and promptly following notice of a Special Determination under Section 2.8, Borrower will furnish an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by Staff Engineers (or at Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases and changes in categories since the date of the most recently delivered Engineering Report, both in the same form and scope as the reports in Section 6.2(e).

(g) Engineering Report Certificate. Together with each Engineering Report furnished hereunder, Borrower will furnish a certificate from a Responsible Officer of Manager certifying on behalf of Borrower that in all material respects: (i) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 5.21 with respect to the Borrowing Base Properties that would require any Restricted Person to deliver Hydrocarbons either generally or produced from any Borrowing Base Property at some future time without then or thereafter receiving full payment therefor, (ii) none of the Borrowing Base Properties have been sold or assigned since the date of such Engineering Report except as set forth on an exhibit to the certificate, which certificate shall list all such Borrowing Base Properties, (iii) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Engineering Report which Borrower could reasonably be expected to have been obligated to list on Section 5.20 of the Disclosure Schedule had such agreement been in effect on the date hereof, and (iv) attached thereto is a schedule of the Borrowing Base Properties that are mortgaged under Security Documents that shows the percentage of the total value of the Borrowing Base Properties that are mortgaged to Administrative Agent.

(h) Financial Projections. Within 60 days after the end of each Fiscal Year, Borrower will furnish a business and financial plan and capital expenditure schedule (each in form and for a period reasonably satisfactory to Administrative Agent) for the Restricted Persons, setting forth for the first year thereof, quarterly financial projections and budgets, and thereafter yearly financial projections and budgets.

(i) Production Report and Lease Operating Statements. Together with each Engineering Report furnished hereunder, Borrower will furnish a report, describing by lease or unit on a monthly basis, the gross and net volume of production and sales attributable to production from the properties described in the such Engineering Report during the 12-month period ending on the date thereof and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such 12-month period.

(j) Patriot Act and Beneficial Ownership. Promptly (i) following any request therefor, Borrower will furnish to Administrative Agent information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation, or other applicable anti-money laundering laws, (ii) after any time at which any Restricted Person becomes subject to the Beneficial Ownership Regulation, Borrower will furnish to Administrative Agent and the Lenders a completed Beneficial Ownership Certification, and (iii) following any change in the information provided in any Beneficial Ownership Certification, Borrower will furnish notice thereof to Administrative Agent and Lenders.

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(k) Other Accounting Reports. Promptly upon receipt thereof, Borrower will furnish a copy of each other report or letter submitted to any Restricted Person by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Restricted Person, and a copy of any delivered written response by such Restricted Person, or the Board of such Restricted Person, to such letter or report.

(l) Insurance Information. Together with each set of annual financial statements furnished under Section 6.2(a), Borrower will furnish the insurance certificates and other information required under Section 6.8.

(m) Purchasers of Production. Upon request by Administrative Agent from time to time, Borrower will furnish a list, by name and address, of those Persons who are then purchasing production from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for the applicable Restricted Person and each such purchaser’s property number for each such Oil and Gas Property.

(n) Material Contracts. Promptly upon its becoming available, Borrower will furnish copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Restricted Person thereunder or terminating or suspending any such Material Contract.

(o) Information Regarding Restricted Persons. At least 5 Business Days (or such lesser amount of prior notice as may be acceptable to Administrative Agent) prior to any such proposed change, Borrower will furnish written notice of any change in (i) any Restricted Person’s corporate, company or partnership name, (ii) the jurisdiction in which any Restricted Person is incorporated, formed, or otherwise organized, (iii) the location of any Restricted Person’s chief executive office, (iv) any Restricted Person’s identity or corporate, company or partnership structure, (v) any Restricted Person’s federal taxpayer identification number (and, if it is organized in New York or Oklahoma, its organizational identification number in such jurisdiction), or (vi) any other amendment, modification or supplement to the Organizational Documents of any Restricted Person.

(p) Notice of Triggering Dispositions. In the event Borrower or any Restricted Person intends to sell, transfer, assign or otherwise Dispose of any Oil and Gas Properties or to terminate or otherwise monetize any Hedging Contract in respect of commodities, in each case, that would reasonably be expected to be a Triggering Disposition, Borrower will furnish prior written notice thereof in accordance with Section 7.5(h).

(q) Public Filings. If any Restricted Person becomes a public reporting company, then promptly after the same become publicly available, Borrower will furnish copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders generally and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority.

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(r) Notices of Environmental Matters. Borrower will furnish to Administrative Agent the information concerning environmental matters that is from time to time required under Section 6.12.

(s) Commodity Accounts, Deposit Accounts and Securities Accounts. At least 5 Business Days (or such lesser amount of prior notice as may be acceptable to Administrative Agent) prior to opening any Commodity Account, Deposit Account or Securities Account (other than Excluded Accounts), Borrower shall furnish written notice thereof to Administrative Agent.

Section 6.3. Other Information and Inspections. Each Restricted Person will furnish to Administrative Agent and each Lender any information that Administrative Agent may from time to time reasonably request be furnished to the Lenders concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Restricted Person, including all reports obtained by any Restricted Person with respect to environmental matters that Administrative Agent from time to time reasonably requests in writing and all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), upon reasonable prior notice, to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4. Notice of Material Events and Change of Address. Borrower will promptly and in no event later than the 3rd Business Day, after becoming aware thereof, notify Administrative Agent in writing (for delivery to each Lender Party), stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Default;

(b) the acceleration of the maturity of any Indebtedness owed by any Restricted Person in an aggregate principal amount of $1,000,000 or more, or the occurrence of any event which, with the giving of notice or the passage of time, or both, would allow any such acceleration;

(c) the occurrence of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default would reasonably be expected to cause a Material Adverse Change;

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(d) the occurrence of any Termination Event that would reasonably be expected to result in the liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount;

(e) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Restricted Person that has not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in (i) the obligation of any Restricted Person to pay damages or make remediation expenditures in excess of the Threshold Amount, (ii) the disruption or delay of any Restricted Person’s operations that could reasonably be expected to reduce annual revenues by more than the Threshold Amount, or (iii) any Material Adverse Change; and

(f) the occurrence of any other development that results in, or would reasonably be expected to result in, a Material Adverse Change.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Manager setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto.

Section 6.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

Section 6.6. Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its legal existence and its rights and powers to do business in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure to maintain such rights and powers or to be so qualified would not reasonably be expected to cause a Material Adverse Change, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.5.

Section 6.7. Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all federal and other material required tax returns including any extensions; (b) timely pay all federal and other material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent (including employment taxes); (c) no later than 90 days after the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all material Liabilities owed by it to vendors, suppliers and other Persons providing goods and services to it; (d) pay and discharge before the same becomes delinquent all other material Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business;

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and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefore that are required by GAAP.

Section 6.8. Insurance.

(a) Each Restricted Person will at all times maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses. If any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Restricted Persons have obtained insurance as required by this Agreement. During the continuance of any Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to apply such payments to the Secured Obligations, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) On or prior to the Closing Date and annually thereafter, at the same time as annual financial statements are required under Section 6.2(a), Borrower will furnish or cause to be furnished to Administrative Agent a summary of the insurance coverage of the Restricted Persons and certificates from the Restricted Persons’ insurance brokers confirming such coverage (if any), all in form and substance reasonably satisfactory to Administrative Agent, and, if requested, copies of the applicable policies. Each Restricted Person will cause any such insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and lender loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as Administrative Agent may reasonably require.

Section 6.9. Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may (but need not) pay all or any part thereof. Borrower shall immediately reimburse Administrative Agent for any such payments and Borrower’s obligation to do so shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by Administrative Agent.

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Section 6.10. Interest. Borrower hereby promises to Administrative Agent and each other Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender Party but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, to the extent interest thereon is covered by Section 2.5 or Section 2.11(a)) that Borrower has in this Agreement promised to pay to Administrative Agent or such other Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11. Compliance with Agreements and Law; Permits. Each Restricted Person will observe, perform, and comply with all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except, in each case, where the failure to so comply would not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto, including all Anti-Corruption Laws and applicable Sanctions. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except, in each case, where the failure to so comply would not reasonably be expected to cause a Material Adverse Change.

Section 6.12. Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will comply in all respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except, in each case, to the extent that the failure to do so would not reasonably be expected to cause a Material Adverse Change. No Restricted Person will do anything or permit anything to be done that will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, except to the extent that the failure to do so would not reasonably be expected to cause a Material Adverse Change. Upon Administrative Agent’s reasonable request, at any time, Administrative Agent has a reasonable basis to believe that Restricted Persons are not conducting their operations or maintaining their real properties in material compliance with Environmental Law, but no more frequently than once per year, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm reasonably approved by Administrative Agent.

(b) Borrower will promptly (and in any event within 30 days after receipt thereof) furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or

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of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business, which with regard to any of the foregoing would reasonably be expected to result in liability to the Restricted Persons in excess of the Threshold Amount in the aggregate.

(c) Borrower will promptly (and in any event within 30 days after receipt thereof) furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, which would reasonably be expected to result in liability to the Restricted Persons in excess of the Threshold Amount in the aggregate.

Section 6.13. Evidence of Compliance. Each Restricted Person will furnish (or to the extent not in such Restricted Person’s or Borrower’s possession, will use commercially reasonable efforts to furnish) to Administrative Agent at such Restricted Person’s or Borrower’s expense all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14. Non-Consolidation. Unless otherwise consented to by Administrative Agent or Majority Lenders, each Restricted Person will: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

Section 6.15. Guaranties. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 10 days after it has become a Subsidiary of Borrower (or such later date as Administrative Agent may agree), execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall guarantee (or grant a Lien to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute. Borrower shall cause any Person that guarantees the obligations with respect to any Permitted Unsecured Indebtedness to become a Guarantor (if it is not already a Guarantor).

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Section 6.16. Agreement to Deliver Security Documents.

(a) At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) at least the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of each Subsidiary of Borrower, and (iii) all other personal property of the Restricted Persons; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall grant a Lien to support any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. On the Closing Date, Borrower and its Subsidiaries shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b) On the Closing Date, Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to Administrative Agent for the benefit of Secured Parties, Security Documents complying with Section 6.16(a), each in form and substance acceptable to Administrative Agent. From time to time to the extent necessary to comply with Section 6.16(a), and in any event on each Determination Date, Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to Administrative Agent, for the benefit of Secured Parties, deeds of trust, mortgages, chattel mortgages, security agreements and financing statements in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.16.

(c) Borrower also agrees to deliver, at the time that any Security Documents are required to be delivered under Section 6.16(b), title information and evidence of title reasonably acceptable to Administrative Agent with respect to Borrowing Base Properties described in Section 6.16(b) to which are attributable at least 80% of the Present Value of the Proved Reserves attributable to all such Borrowing Base Properties and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

(d) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Restricted Person included in the Collateral and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Document; provided, that (i) the applicable Restricted Person’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall not be excluded from the Collateral and shall be encumbered by all applicable Security Documents and (ii) Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home other than Permitted Liens (but excluding Permitted Liens of the type described in clause (e) of the definition thereof).

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Section 6.17. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent, for the benefit of the Secured Parties all of the production and proceeds of production accruing to the property encumbered thereby, so long as no Event of Default has occurred and is continuing the Restricted Persons may continue to receive from the purchasers of production all such proceeds of production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Whenever any Event of Default has occurred and is continuing, Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all proceeds of production then held by Restricted Persons or to receive directly from the purchasers of production all proceeds thereof. In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent to collect directly any such proceeds of production constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production by Administrative Agent to Restricted Persons constitute a waiver, remission, or release of any other proceeds of production or of any rights of Administrative Agent or Secured Parties to collect other proceeds of production thereafter.

Section 6.18. Perfection and Protection of Security Interests and Liens. Each Restricted Person shall from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance satisfactory to Administrative Agent, which Administrative Agent reasonably requests for any of the following purposes: (i) to perfect, confirm, or protect any Lien or other rights in Collateral securing any Secured Obligations, (ii) to cure any defects or potential defects in such Security Documents, and (iii) to maintain compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file (without the signature of any Restricted Person where permitted by Law) one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” or “all personal property” of the applicable Restricted Person or words of similar import.

Section 6.19. Leases and Contracts; Performance of Obligations. Subject to Dispositions permitted hereunder, each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property covered by the most recently delivered Engineering Report, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder; provided that the Restricted Persons may allow leases to lapse to the extent that the Present Value of all such leases (if any) not so maintained during the prior 12 month period does not exceed the aggregate amount of $750,000. Each Restricted Person will properly and timely pay or hold in suspense status all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property (or contest such payments in accordance with the terms of the applicable joint operating agreement or otherwise contest in good faith and by appropriate proceedings and maintaining reserves for the payment of which in accordance with GAAP). Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

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Section 6.20. Commodity Accounts, Deposit Accounts and Securities Accounts. Borrower will not, and will not permit any other Restricted Person to, open, establish, or maintain any Commodity Account, Deposit Account or Securities Account, other than Commodity Accounts, Deposit Accounts and Securities Accounts: (a) on which Administrative Agent has been granted a Lien and (b) that are subject to a Control Agreement (unless, for purposes of this clause (b), such Commodity Account, Deposit Account or Securities Account is an Excluded Account). With respect to any Commodity Account, Deposit Account or Securities Account existing on the Closing Date, Restricted Persons shall have until the date that is 30 days after the Closing Date (or such later date as Administrative Agent may agree to in its discretion) to comply with clause (b) of this section.

Section 6.21. Hedging Contracts. The Restricted Persons, collectively, shall enter into and maintain in effect at all times on a continuous rolling 24 month basis Hedging Contracts covering notional volumes of crude oil and natural gas, calculated separately, at least equal to 25% of the Projected Oil and Gas Production for such month, which Hedging Contracts (i) shall have the purpose and effect of fixing crude oil and natural gas prices in respect of such portion of the Projected Oil and Gas Production for such month, and (ii) shall otherwise comply with the limitations set forth in Section 7.3. Each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all of the Hedging Contracts required to be maintained in effect pursuant to this Section 6.21 and all of the other Hedging Contracts in respect of crude oil, natural gas, and natural gas liquids that were used by the Lenders in determining the Borrowing Base then in effect, including all of the Hedging Contracts in existence on the Closing Date; provided, however, that the Restricted Persons may terminate Hedging Contracts in connection with a Disposition permitted pursuant to Section 7.5(h) and a redetermination of the Borrowing Base pursuant to Section 2.8(f), to the extent required thereby.

Section 6.22. Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon the reasonable request by Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.

ARTICLE VII - Negative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (other than contingent indemnification obligations and other contingent obligations not then due and payable), unless Majority Lenders have previously agreed otherwise:

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Section 7.1. Indebtedness. No Restricted Person will incur, assume, allow to exist, or in any manner owe or be liable for Indebtedness except:

(a) the Obligations.

(b) Indebtedness arising under Hedging Contracts permitted under Section 7.3.

(c) Indebtedness among Borrower and the Guarantors; provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Secured Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent.

(d) Indebtedness constituting a guaranty by any Restricted Person of Indebtedness of one or more other Restricted Persons that is permitted to be incurred and remain outstanding under this Section 7.1.

(e) Indebtedness presently outstanding under the instruments and agreements described in Section 7.1 of the Disclosure Schedule in the principal amounts disclosed in such Section 7.1, and any renewals or extensions of such Indebtedness so long as the principal amount thereof is not increased.

(f) Capital Lease Obligations and Purchase Money Indebtedness in an aggregate principal amount that does not exceed $5,000,000 at any time outstanding.

(g) Permitted Unsecured Indebtedness and any Permitted Refinancing thereof in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that (i) the issuance of Permitted Unsecured Indebtedness shall be subject to the provisions of Section 2.8(e), and (ii) if a Borrowing Base Deficiency exists upon the date of issuance thereof (whether as a result of the application of Section 2.8(e) or otherwise), the net proceeds from such issuance must first be applied to the prepayment of such Borrowing Base Deficiency;

(h) Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by applicable Law or contract by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties of Restricted Persons.

(i) Endorsements of negotiable instruments for collection in the ordinary course of business.

(j) Indebtedness arising under insurance premium financing arrangements for insurance policies required hereunder or otherwise maintained by Borrower or any other Restricted Person in the ordinary course of business.

(k) Indebtedness in respect of the Permitted Sale/Leaseback Transactions.

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(l) other items of unsecured Indebtedness of Restricted Persons that are not described above in this section and that do not in aggregate principal amount (taking into account all such Indebtedness of all Restricted Persons) exceed $1,000,000 at any time outstanding.

Except with respect to a Permitted Refinancing, no Restricted Person will make any payment of principal with respect to Permitted Unsecured Indebtedness. Restricted Persons may make payments of interest on Permitted Unsecured Indebtedness when due under the governing instruments provided that no Default or Borrowing Base Deficiency exists at the time such interest payment is made or will occur as a result thereof.

Section 7.2. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires.

Section 7.3. Hedging Contracts.

(a) No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(i) Subject to subsection (b) of this Section 7.3, Hedging Contracts with an Approved Counterparty that are not Floor Contracts in respect of commodities entered into not for speculative purposes the notional volumes of which (when aggregated with other commodity Hedging Contracts then in effect) do not exceed, as of the date such Hedging Contract is entered into (and for each month during the period during which such Hedging Contract is in effect, determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent), 100% of Restricted Persons’ aggregate Projected Oil and Gas Production of crude oil, natural gas and natural gas liquids, calculated separately; provided, that such Hedging Contracts shall not, in any case, have a tenor of greater than 60 months. It is understood that Hedging Contracts in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity or basis differential risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(ii) Floor Contracts with Approved Counterparties in respect of commodities entered into not for speculative purposes the notional volumes of which (when aggregated with other commodity Hedging Contracts that are Floor Contracts then in effect and the notional quantities for all Hedging Contracts in effect under the preceding subsection (i)) do not exceed, as of the date such Hedging Contract is entered into (and for each month during the period during which such Hedging Contract is in effect, determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent), 100% of Restricted Persons’ aggregate Projected Oil and Gas Production of crude oil, natural gas and natural gas liquids, calculated separately, provided, that such Hedging Contracts shall not, in any case, have a tenor of greater than 60 months;

(iii) Hedging Contracts in respect of interest rates with an Approved Counterparty, as follows:

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A. Hedging Contracts effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedging Contracts of the Restricted Persons then in effect effectively converting interest rates from fixed to floating) do not exceed 80% of the then outstanding principal amount of the Restricted Persons’ Indebtedness for borrowed money which bears interest at a fixed rate, and which Hedging Contracts shall not, in any case, have a tenor beyond the maturity date of such Indebtedness, and

B. Hedging Contracts effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedging Contracts of the Restricted Persons then in effect effectively converting interest rates from floating to fixed) do not exceed 80% of the then outstanding principal amount of the Restricted Persons’ Indebtedness for borrowed money which bears interest at a floating rate, and which Hedging Contracts shall not, in any case, have a tenor beyond the maturity date of such Indebtedness.

(b) If, after the end of any calendar quarter, commencing with the first full calendar quarter ending after the Closing Date, Borrower determines that the aggregate notional volumes of all Hedging Contracts in respect of commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) exceeded 100% of actual production of Hydrocarbons in such calendar quarter, then Borrower (1) shall promptly notify Administrative Agent of such determination and (2) if requested by Administrative Agent or the Majority Lenders, shall, within 45 days following such request, terminate, create off-setting positions, or otherwise unwind or monetize existing Hedging Contracts such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

(c) In no event shall any Hedging Contract contain any requirement, agreement or covenant for any Restricted Person to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Hedging Contract or to cover market exposures other than any requirement, agreement or covenant to enter into or maintain the Security Documents.

(d) No Restricted Person will terminate or monetize any Hedging Contract in respect of commodities without the prior written consent of the Majority Lenders except to the extent such terminations are permitted pursuant to Section 7.5(h).

Section 7.4. Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property to any other Person (each of the foregoing transactions, a “consolidation”), or liquidate or dissolve, except that any Subsidiary of Borrower may participate in a consolidation with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving Person, or (b) Borrower, so long as Borrower is the surviving Person. No Restricted Person will issue any Equity, provided that (i) Subsidiaries of Borrower may issue additional Equity to Borrower and its Wholly-Owned Subsidiaries, and (ii) Borrower may issue additional common Equity so long as no Change of Control exists after giving effect to such issuance. Each Subsidiary of Borrower shall be a Wholly-Owned Subsidiary, and no Restricted Person shall have any Foreign Subsidiaries.

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Section 7.5. Limitation on Dispositions. No Restricted Person will Dispose of any of its properties or any interest therein, except:

(a) Dispositions of equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b) sales of inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business;

(c) Dispositions from any Restricted Person to Borrower or any Guarantor;

(d) Distributions permitted under Section 7.6, and the liquidation of Cash Equivalents;

(e) accounts receivable in connection with the collection or compromise thereof (other than in connection with any financing transaction) in the ordinary course of business;

(f) in connection with any casualty event with respect to properties which are not Oil and Gas Properties;

(g) interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are properly attributed at the time such Disposition is made, including farmouts of such Oil and Gas Properties.

(h) interests in Oil and Gas Properties to which Proved Reserves are attributed and Hedging Contracts in respect of commodities that are terminated or monetized; provided that

(i) no Default or Borrowing Base Deficiency would exist after giving effect to any applicable reduction in the Borrowing Base pursuant to Section 2.8(f) and any corresponding actions to be taken pursuant to Section 2.7(c);

(ii) the consideration received in respect of such Disposition shall be (x) cash and Cash Equivalents from a Person who is not an Affiliate of Borrower, (y) a substantially simultaneous asset exchange of Oil and Gas Properties of like kind from a Person who is not an Affiliate of Borrower, or (z) a combination of the foregoing clauses (x) and (y);

(iii) the consideration received in respect of such Disposition or termination or monetization of any Hedging Contract in respect of commodities shall be equal to or greater than the fair market value of the Oil and Gas Property that is the subject of such Disposition or Hedging Contract that is the subject of such termination or monetization (as reasonably determined by the board of directors (or comparable governing body) of Borrower and, if requested by Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Manager certifying to that effect); and

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(iv) in the case of a Triggering Disposition constituting an asset sale by Borrower, (A) Borrower shall have delivered to Administrative Agent at least 10 Business Days’ prior written notice (or such lesser amount of prior notice as may be acceptable to Administrative Agent) of such Triggering Disposition and such other information regarding such Triggering Disposition as Administrative Agent may have reasonably requested, (B) the Borrowing Base shall automatically be reduced on the date of such Triggering Disposition in accordance with Section 2.8(f) and (C) Borrower shall take all actions required by Section 2.7(c);

(i) the Permitted Sale/Leaseback Transactions; and

(j) other Dispositions of properties not constituting Oil and Gas Properties that are not permitted by the preceding subsections (a) through (i); provided that the aggregate fair market value of such properties does not exceed $5,000,000 in any Fiscal Year.

Section 7.6. Limitation on Distributions. No Restricted Person will declare or make directly or indirectly any Distribution, other than:

(a) Distributions payable to Borrower or to Guarantors that are Subsidiaries of Borrower;

(b) Permitted Tax Distributions made in cash by Borrower to the holders of its Equity; provided that (i) Borrower is treated as a pass through entity for federal income tax purposes and (ii) no Default or Borrowing Base Deficiency then exists or would result therefrom;

(c) Distributions payable in additional common Equity in the Restricted Person making the Distribution, so long as Borrower’s direct and indirect interests in any of its Subsidiaries are not thereby reduced; and

(d) cash Distributions made by Borrower to the holders of its Equity or cash purchases or redemptions made by Borrower of its Equity; provided that (i) no Default or Borrowing Base Deficiency then exists or would result therefrom, and (ii) after giving effect to such Distribution, purchase, or redemption, (x) the Facility Usage must be less than an amount equal to 85% of the Aggregate Elected Commitment Amount then in effect and (y) Borrower’s leverage ratio calculated pursuant to Section 7.17(b) and, if applicable, Section 7.17(c) (calculated on a pro forma basis based on the financial statements most recently delivered pursuant to Section 6.2(a) or Section 6.2(b), as applicable) must be less than 2.75 to 1.00.

For purposes of this Section 7.6, “Permitted Tax Distribution” means a cash Distribution to the holders of Borrower’s Equity, calculated with respect to the Fiscal Quarter most recently ended, and shall equal the product of (i) the maximum state, local and federal income tax rate applicable to individuals as in effect for the taxable year in question, utilizing the respective rates for ordinary income or capital gain, depending on the characterization of income as described below, and without giving effect to any phase-out of exemptions or deductions, multiplied by (ii) the excess of the amount of Borrower’s estimated taxable income for such quarter over Borrower’s cumulative net loss for all prior taxable periods (the excess of the net losses for all prior periods over the net income for all prior periods) allocated to the holders of Borrower’s Equity. Distributions with respect to the fourth Fiscal Quarter shall be based on the estimated taxable

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income of Borrower for the entire taxable year and shall take into account the prior quarterly distributions for such year. To the extent that Borrower’s actual taxable income for any Fiscal Year exceeds the sum of the foregoing quarterly estimates for such year, then, if all conditions outlined above in this Section 7.6 remain satisfied, Borrower shall be entitled to make an additional distribution to the holders of its Equity calculated in the manner provided above based on the actual taxable income of Borrower. To the extent that Borrower’s actual taxable income for any Fiscal Year is less than the sum of the foregoing quarterly estimates for such year, then Borrower shall deduct an amount equal to the excess of the Permitted Tax Distributions actually made for such year over the amount that would have been made if calculated in the manner provided above on Borrower’s actual taxable income from the amounts it is otherwise entitled to distribute to the holders of its Equity in the next succeeding quarter or quarters.

Section 7.7. Limitation on Investments. No Restricted Person will make any Investments other than Permitted Investments and Permitted Acquisitions.

Section 7.8. Transactions with Affiliates. No Restricted Person will enter into any transaction with any Affiliate of a Restricted Person (other than other Restricted Persons) unless such transaction is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions set forth in this Section shall not apply to (a) the execution and delivery of any Loan Document, (b) compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of Restricted Persons, provided that, to the extent such approval is required, such compensation is approved by such Restricted Person’s Board or provided for in such Restricted Person’s Organizational Documents, (c) Distributions permitted pursuant to Section 7.6, and (d) transactions entered into pursuant to and in accordance with the terms of the Management Services Agreement.

Section 7.9. Negative Pledge; Certain Prohibited Restrictions; ERISA.

(a) Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on its ability (or the ability of any other Restricted Person) (other than under the Loan Documents, or any agreements relating to Capital Lease Obligations or purchase money obligations permitted by this Agreement, but then only with respect to the property that is the subject of such Capital Lease or purchase money obligation) to:

(i) grant Liens to Administrative Agent for the benefit of the Secured Parties on or in respect of its properties,

(ii) pay dividends or make other Distributions to any other Restricted Person,

(iii) redeem Equity in such Restricted Person that is held by any other Restricted Person,

(iv) repay loans and other Liabilities owing by such Restricted Person to any other Restricted Person, or

(v) transfer any assets of such Restricted Person to any other Restricted Person,

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except for (1) documents creating Liens which are described in clauses (d), (i) or (m) of the definition of “Permitted Liens” (but then only with respect to the property that is the subject of the applicable lease, license or other document or restriction described in such clauses), (2) customary limitations and restrictions contained in, and limited to the property covered by, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements, (3) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (4) any restriction imposed on particular properties pursuant to an agreement entered into for a sale of such properties not prohibited by Section 7.5 pending the closing of such sale, (5) any restriction imposed on the Equity owned in any Subsidiary pursuant to an agreement entered into for a sale of such Equity not prohibited by Section 7.5 pending the closing of such sale, or (6) any prohibition or limitation that exists pursuant to the applicable requirements of a Governmental Authority.

(b) No Restricted Person will enter into any contractual restriction or other consensual restriction (other than pursuant to the Loan Documents) on the ability of any Restricted Person to enter into amendments or supplements to the Loan Documents.

(c) Except as would not reasonably be expected to cause a Material Adverse Change, no ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 7.10. Conduct of Business. The Restricted Persons will not engage in any businesses other than the exploration, development and production of Oil and Gas Properties and activities ancillary thereto (including, for the avoidance of doubt, owning and managing revenue interests underlying such Oil and Gas Properties). The Restricted Persons will not acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America.

Section 7.11. Amendments to Organizational Documents and Material Contracts. No Restricted Person will make, enter into or permit any modification, supplement, release or waiver of its Organizational Documents or any Material Contract other than (a) minor modifications that do not in any material respect (i) increase the obligations thereunder, or (ii) limit the rights thereunder, of any Restricted Person, and (b) other modifications that would not reasonably be expected to be adverse to the interests of the Lenders.

Section 7.12. Fiscal Year. No Restricted Person shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

Section 7.13. Proceeds of Loans.

(a) Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 2.4.

(b) Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall cause that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of

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funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.14. Gas Imbalances, Take-or-Pay or Other Prepayments. No Restricted Person will allow gas imbalances, take-or-pay or other prepayments (other than any gas imbalances, take-or-pay and other prepayments set forth on Schedule 5.21 of the Disclosure Schedule or on the most recent certificate delivered pursuant to Section 6.2(g)) with respect to the Oil and Gas Properties of such Restricted Person that would require such Restricted Person to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate for all such Restricted Persons.

Section 7.15. Non-Qualified ECP Guarantors. Borrower shall not permit any Restricted Person that is not a Qualified ECP Guarantor to own, at any time, any Proved Reserves or any Equity in any Guarantor.

Section 7.16. Sale and Leaseback Transactions. Other than Permitted Sale/Leaseback Transactions, no Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 7.17. Financial Covenants.

(a) Minimum Current Ratio. The ratio of Consolidated current assets of Restricted Persons to Consolidated current liabilities of Restricted Persons will not be less than 1.00 to 1.00 as of the end of each Fiscal Quarter, beginning December 31, 2018. For purposes of this subsection (a), (i) any non-cash gains or losses resulting from the requirements of ASC Topic 815 and ASC Topic 410 shall be excluded from current assets and from current liabilities, (ii) the Unused Availability shall be included as a current asset to the extent that such unused portion can be borrowed by Borrower without causing a Default after giving effect thereto, and (iii) current maturities of long term Indebtedness for borrowed money (including the Loans) shall be excluded from current liabilities.

(b) Maximum Leverage Ratio. As of the end of each Fiscal Quarter, beginning December 31, 2018, Borrower will not permit the ratio of (i) Consolidated Funded Debt as of the end of such Fiscal Quarter to (ii) Adjusted Consolidated EBITDAX for the 12-month period ending on such date to exceed 3.50 to 1.00.

(c) EBITDAX Computation. The ratio in Section 7.17(b) with respect to the 3 Fiscal Quarters commencing with the Fiscal Quarter ending December 31, 2018, shall be calculated using “Annualized EBITDAX”. For purposes of this Section 7.17, “Annualized EBITDAX” means: (a) with respect to the Fiscal Quarter ending December 31, 2018, Adjusted Consolidated EBITDAX for such Fiscal Quarter multiplied by 4; (b) with respect to the Fiscal Quarter ending March 31, 2019, Adjusted Consolidated EBITDAX for the period commencing on October 1, 2018, through March 31, 2019, multiplied by 2; and (c) with respect to the Fiscal Quarter ending June 30, 2019, Adjusted Consolidated EBITDAX for the period commencing on October 1, 2018, through June 30, 2019, multiplied by 4/3.

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ARTICLE VIII - Events of Default and Remedies

Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal component of any Loan or any reimbursement obligation in respect of LC Obligations when due and payable, whether at the due date thereof or at a dated fixed for prepayment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise.

(b) Any Restricted Person fails to pay any Obligation (other than the Obligations referred to in subsection (a) of this Section 8.1) when due and payable, whether at the due date thereof or at a date fixed for prepayment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and (except with respect to any such payments due on the Maturity Date) such failure is not remedied in full within three (3) Business Days after the same becomes due.

(c) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4, Section 6.6 (with respect to organization or maintenance of existence), or Article VII;

(d) Any Restricted Person fails (other than as referred to in subsections (a), (b), or (c) of this Section 8.1) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after notice of such failure is given by Administrative Agent to Borrower;

(e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(f) Any Restricted Person defaults in the performance of the terms or conditions of any Material Contract, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(g) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, (ii) breaches or defaults in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any such Indebtedness, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Indebtedness or the lender(s) under any agreement evidencing or governing such Indebtedness to cause, any portion of such Indebtedness to become due prior to its stated maturity or any commitment to lend under any agreement evidencing or governing such Indebtedness to be terminated prior to its stated expiration date, or (iii) any portion of such Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

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(h) (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions with respect to a Plan and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

(i) Any Change of Control occurs;

(j) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 days; or

(ii) commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors, or fails to contest in a timely and appropriate manner, any proceeding or petition described in the immediately preceding subsection (i), or applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Restricted Person or for a substantial part of its assets; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), or (2) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside; and

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(k) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby and as a result the Liens do not encumber Collateral with a value in excess of the Minimum Collateral Amount; or any Restricted Person or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Restricted Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this Section 8.1 with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement (and Borrower shall immediately Cash Collateralize the LC Obligations in accordance with Section 2.16 in an amount at least equal to the amount of such LC Obligations). Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement (and Borrower shall immediately Cash Collateralize the LC Obligations in accordance with Section 2.16 in an amount at least equal to the amount of such LC Obligations).

Section 8.2. Remedies. If any Event of Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

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Section 8.3. Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.16), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to Lenders, LC Issuer, Cash Management Lenders, and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders, LC Issuer, and the Lender Counterparties and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Matured LC Obligations, and accrued and unpaid interest on Cash Management Obligations, and accrued and unpaid interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.16, Cash Management Obligations, and amounts due under or in connection with Hedging Contracts (including amounts payable in connection with the early termination of Hedging Contracts), ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).

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Subject to Section 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations and shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 8.4. Cure Right.

(a) Notwithstanding anything to the contrary contained in Section 8.1 or Section 8.2, if:

(i) Borrower fails to comply with the requirements of the financial covenant set forth in Section 7.17(b) as of the last day of any Fiscal Quarter; and

(ii) during the period beginning on the last day of such Fiscal Quarter and ending on the date on which financial statements with respect thereto are required to be delivered pursuant to Section 6.2 (the “Cure Period”), Borrower receives a Specified Equity Contribution, then Borrower shall be permitted to cure such failure to comply by making a principal payment in respect of the Obligations with the proceeds of such Specified Equity Contribution, which payment shall be deemed to decrease the amount of Consolidated Funded Debt as of the last day of such Fiscal Quarter by the amount so paid up to the amount required to cause Borrower to be in compliance with such financial covenant pursuant to the operation of this Section 8.4. The rights of Borrower under this Section 8.4 with respect to any Cure Period are herein called the “Cure Right”. Upon receipt of the Specified Equity Contribution, the financial covenant set forth in Section 7.17(b) shall be recalculated after giving effect to such deemed decrease in the amount of Consolidated Funded Debt.

(b) If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of Section 7.17(b) (as evidenced by the delivery by Borrower to Administrative Agent of a Compliance Certificate reflecting such recalculation(s)), Borrower shall be deemed to have satisfied the requirements of Section 7.17(b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith, and the applicable breach or default resulting therefrom that had occurred shall be deemed cured for the purposes of this Agreement.

(c) Borrower shall deliver to Administrative Agent written notice that Borrower intends to exercise the Cure Right during a Cure Period, and upon Administrative Agent’s receipt of such written notice, Administrative Agent and Lenders shall not be permitted to accelerate the Loans held by them, to charge interest at the Default Rate, or to exercise rights or remedies under the Loan Documents on the basis of a failure to comply with Section 7.17(b), unless such failure is not cured pursuant to the operation of this section during such Cure Period.

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(d) The parties hereby acknowledge and agree that (i) the Cure Right does not apply to any other covenants in this Agreement other than the covenant set forth in Section 7.17(b), (ii) any deemed decrease in Consolidated Funded Debt as of the last day of any Fiscal Quarter pursuant to the Cure Right shall be applied solely for the purpose of effecting compliance with Section 7.17(b) with respect to such Fiscal Quarter and not for any other purpose under any Loan Document, and (iii) the Cure Right may not be exercised (x) more than 5 times during the term of this Agreement or (y) in consecutive Fiscal Quarters.

ARTICLE IX - Administrative Agent

Section 9.1. Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints Royal Bank of Canada to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

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(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv) shall not be responsible in any manner to any of the Lenders for any failure of any Restricted Person to perform its obligations hereunder or in any Loan Document.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Majority Lenders, as it deems appropriate or as otherwise required by

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Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Majority Lenders, or as otherwise required by Sections 8.2 or 10.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

Section 9.4. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or LC Issuer. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates. Without limiting the generality of the foregoing, Administrative Agent shall have no duty to monitor or verify the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

Section 9.5. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer

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distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.7. Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Majority Lenders shall have the right (upon consultation with Borrower, so long as no Event of Default exists) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring

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or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners,” “Arrangers,” or other titled agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder. Each Lender acknowledges that it has not relied, and will not rely, on the “Bookrunners,” “Arrangers,” or other titled agents listed on the cover page hereof in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

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(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.

Section 9.11. Guaranty Matters. Each Secured Party hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under its guaranty of the Secured Obligations (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made). Upon request by Administrative Agent at any time, each Secured Party will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under its guaranty pursuant to this Section 9.11, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.11.

Section 9.12. Collateral Matters.

(a) Each Secured Party hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Secured Party. Each Secured Party hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Secured Parties. Administrative Agent is hereby authorized (but not obligated) on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Secured Party from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Secured Party hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (1) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made), (2) that is Disposed of or to be Disposed of as part of or in connection with any sale

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or other Disposition permitted under the Loan Documents, (3) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders, or (4) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Secured Party will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.

(c) Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Secured Party to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Secured Parties herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to any Secured Party or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Secured Parties.

(e) Each Secured Party hereby appoints each other Lender as agent for the purpose of perfecting such Secured Party’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Secured Party (other than Administrative Agent) obtain possession of any such Collateral, such Secured Party shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

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Section 9.13. Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to any Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

Section 9.14. Notice of Default. Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.15. Lender Hedging Obligations and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.

Section 9.16. Certain ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Restricted Person, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Restricted Person, that:

(i) none of Administrative Agent, Lead Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

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(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to Administrative Agent, Lead Arranger, or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Administrative Agent and Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.17. Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Restricted Person is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets

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on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Majority Lenders contained in Section 10.1 of this Agreement), (iv) Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle or vehicles, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle or vehicles) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE X - Miscellaneous

Section 10.1. Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure

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therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, and (ii) if such party is a Lender Party, by such Lender Party or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender (other than Defaulting Lenders to the extent provided below), execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV, (2) increase the Commitment, Maximum Credit Amount, or Elected Commitment of such Lender, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans, (4) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definitions herein of “Majority Lenders” or “Required Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 9.11), (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, (8) amend the pro-rata sharing provisions in Section 2.14 or 8.3, (9) amend the definition herein of “Borrowing Base” in a manner that has the effect of increasing the Borrowing Base, or amend Section 2.8, or (10) amend this Section 10.1(a); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent or LC Issuer hereunder or under any other Loan Document without the prior written consent of Administrative Agent or LC Issuer, as the case may be. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment, Maximum Credit Amount, or Elected Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding the foregoing, without the consent of any of the Lenders, Borrower (or any other applicable Restricted Person) and Administrative Agent may (x) amend this Agreement or any other Loan Document in order to correct, amend, or cure any ambiguity, omission, inconsistency, illegality, or defect therein, or to correct any typographical error or other manifest error in any Loan Document or otherwise effectuate the intent of the parties hereto, (y) enter into any amendment, modification, or waiver of this Agreement or any other Loan Document, or enter into

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any new Loan Document, in order to provide for the Liens and Security Documents contemplated in the Loan Documents, and (z) enter into any supplement, amendment, or modification of this Agreement or any other Loan Document, or enter into any new Loan Document, in order to join additional Persons as Restricted Persons or Guarantors.

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent, Lead Arranger, or any other Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) neither Lead Arranger nor any Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as a non-fiduciary agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other Restricted Person:	807 Las Cimas Parkway Building II, Suite 275 Austin, Texas 78746 Attention: Grant W. Livesay Telephone No. (512) 579-3590 Facsimile No. (650) 618-1853

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If to Administrative Agent:

20 King Street West, 4th Floor

Toronto, ON

M5H 1C4

Telephone: (416) 842-3910

Fax: (416) 842-4023

with a copy to:

2800 Post Oak Boulevard, Suite 3900

Houston, Texas 77056

Attention: Kristan Spivey

Telephone: (713) 403-5669

Fax: (713) 403-5624

If to LC Issuer:	Three World Financial Center 200 Vesey Street New York, NY 10281-8098 Attention: ▶ [__________] Telephone: (212) 428-6209 Fax: (212) 428-3015

If to any other Lender Party:	Its address, facsimile number, or telephone number as specified in its Administrative Questionnaire

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Borrower (and each Restricted Person by signing its Guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to LC Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Restricted Person’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.4. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Lead Arranger, and their Affiliates (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions

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contained in this Agreement or in any Loan Document, (iii) all reasonable and documented out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all documented out-of-pocket expenses incurred by or on behalf of any Lender Party or Lead Arranger (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with any workout, restructuring or negotiations in respect of the Loans or Letters of Credit.

(b) Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Lead Arranger, each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee, (x) result from a claim brought by Borrower or any other Restricted Person against an Indemnitee for any material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) are on account of a dispute arising solely among Indemnitees (other than Administrative Agent, Lead Arranger, or LC Issuer in such roles) to the extent such dispute does not involve and is not related to, directly or indirectly, any act, omission, or representation on the part of, or any information provided by or on behalf of,

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any Restricted Person or any Affiliate thereof (unless such Indemnitee is otherwise entitled to indemnification pursuant to the terms hereof) or (z) arise solely from the improper release, storage or disposal of a Hazardous Material on a property that is neither owned nor operated by any Restricted Person; provided that such improper release, storage or disposal (i) is not caused, directly or indirectly, by any Restricted Person or any Affiliate of any Restricted Person and (ii) first occurs after an Indemnitee has taken possession of such property pursuant to an enforcement action under the Loan Documents. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Lead Arranger, LC Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Lead Arranger, LC Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Lead Arranger, or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Lead Arranger, or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 10.5. Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise

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transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that Lead Arranger shall enjoy the benefits of the provisions of Section 9.4, Section 10.4 and Section 10.12 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in subsection (b)(i)(1) of this Section, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and each assignment made by a Lender under this Agreement shall be made on a pro-rata basis with respect to such Lender’s Maximum Credit Amount and Elected Commitment.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this Section and, in addition:

(1) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof;

(2) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3) the consent of LC Issuer shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver an Assignment and Assumption, and the assignee(s) and/or assignor(s) party thereto shall deliver a processing and recordation fee of $3,500, in each case to Administrative Agent; provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuer, and each other Lender hereunder

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(and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5, 10.4, and 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 10.5, (i) the consent of Borrower and its execution of an Assignment and Assumption shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Assumption otherwise required under this Section 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Maximum Credit Amount and the Elected Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.5(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.7 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

129	CREDIT AGREEMENT

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6. Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person. Notwithstanding the preceding provisions of this Section 10.6 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any

130	CREDIT AGREEMENT

Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7. Governing Law; Submission to Process.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, LC ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

132	CREDIT AGREEMENT

(c) Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. Administrative Agent and each Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. Administrative Agent and each Lender may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. Administrative Agent and each Lender are authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES”, AS DEFINED BELOW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO AS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, each Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Restricted Person and its Affiliates, on the one hand, and Lead Arranger and the Lender Parties, on the other hand, and each Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Lead Arranger and each Lender Party is and has been acting solely as a principal and is not the financial advisor, agent, or fiduciary for any Restricted Person or any of its Affiliates, stockholders, creditors, or employees or any other Person; (c) neither Lead Arranger nor any Lender Party has assumed nor will assume an advisory, agency, or fiduciary responsibility in favor any Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Loan Document (irrespective of whether Lead Arranger or any such Lender Party has advised or is currently advising any Restricted Person or any of its Affiliates on other matters) and neither Lead Arranger nor any Lender Party has any obligation to any Restricted Person or any of its Affiliates with respect to the transactions contemplated

133	CREDIT AGREEMENT

hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) Lead Arranger, the Lender Parties and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Restricted Persons and their Affiliates, and Lead Arranger and the Lender Parties have no obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship; and (e) neither Lead Arranger nor the Lender Parties will provide any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, or other modification hereof or of any other Loan Document) and each Restricted Person has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate. Each of the Restricted Persons hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Lead Arranger or any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Restricted Person that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies each Restricted Person, which information includes the name and address of each Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Restricted Person in accordance with the Patriot Act.

Section 10.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, LC Issuer or any such Affiliate, to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender or LC Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 10.15. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, LC Issuer or any Lender, or Administrative Agent, LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The provisions of this Section 10.16 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

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135	CREDIT AGREEMENT

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

REMORA HOLDINGS, LLC,
Borrower

By: Remora Royalties, Inc., its Managing Member

By:
Grant W. Livesay
Manager

CREDIT AGREEMENT

ROYAL BANK OF CANADA, Administrative Agent, LC Issuer, and a Lender

By:
Name:
Title:

CREDIT AGREEMENT

▶▶ [NAME OF LENDER], Lender

By:
Name:
Title:

CREDIT AGREEMENT

SCHEDULE 1

LENDERS SCHEDULE

	Applicable Percentage		Maximum Credit Amount			Elected Commitment
Domestic Lending Office:
[__________]	[__________	]%	$	[__________	]	$	[__________	]
[__________] [__________]
Telephone: [__________]
Facsimile: [__________]
Eurodollar Lending Office: Same.

Total:	100.000000000%			$100,000,000.00			$30,000,000.00

CREDIT AGREEMENT

SCHEDULE 2

DISCLOSURE SCHEDULE

To supplement the following sections of the Agreement of which this Schedule is a part, Borrower hereby makes the following disclosures:

Section 5.7.	Other Obligations and Restrictions:

[None.]

Section 5.9.	Litigation:

[None.]

Section 5.10.	ERISA Plans and Liabilities:

[None.]

Section 5.12.	Names and Places of Business:

[None.]

Section 5.13.	Borrower’s Subsidiaries:

[None.]

Section 5.20.	Marketing Arrangements:

[None.]

Section 5.21.	Right to Receive Payment for Future Production:

[None.]

Section 7.1.	Existing Indebtedness:

[None.]

CREDIT AGREEMENT

SCHEDULE 3

SECURITY SCHEDULE

1. [__________].

2. UCC-1 Financing Statements relating to the above-described Security Documents.

CREDIT AGREEMENT

EXHIBIT A

PROMISSORY NOTE

$_____________	New York, New York	[Date]

FOR VALUE RECEIVED, the undersigned, Remora Holdings, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to __________________________________ (“Lender”), the principal sum of ________________ Dollars ($_________), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement dated as of ▶▶ [__________], 2018 among Borrower, Royal Bank of Canada, as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest that, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement that more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice

CREDIT AGREEMENT

of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

REMORA HOLDINGS, LLC

By:	Remora Royalties, Inc., its
Managing Member

By:
Name:
Title:

Exhibit A – Page 2	CREDIT AGREEMENT

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of ▶▶ [Date], 2018 (as amended or supplemented, the “Agreement”), by and among Remora Holdings, LLC (“Borrower”), Royal Bank of Canada, as Administrative Agent, and certain financial institutions (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.1 of the Agreement as follows:

Aggregate amount of Borrowing:	$________________

Type of Loans in Borrowing:	_________________

Date on which Loans are to be advanced:	_________________

Length of Interest Period for Eurodollar Loans:	___________ months

If combined with existing Loans see attached Continuation/Conversion Notice.

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b) All representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects on and as of the date hereof, except (i) to the extent that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties continue to be true and correct in all material respects as of such specified earlier date, (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Change, in which case such representation and warranty (as so qualified) is true and correct in all respects, and (iii) that for purposes hereof, the representations and warranties contained in Section 5.6(a) of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.2 of the Agreement.

(c) No Default exists as of the date hereof; nor will any Default result from the proposed Loan or from the application of the proceeds thereof.

ARTICLE XI - Except to the extent waived in writing as provided in Section 10.1(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the

CREDIT AGREEMENT

Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

ARTICLE XII - The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the lesser of the Borrowing Base or the Aggregate Elected Commitment Amount in effect on the date requested for the making of such Loans.

ARTICLE XIII - The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

REMORA HOLDINGS, LLC

By:	Remora Royalties, Inc., its
Managing Member

By:
Name:
Title:

Exhibit B – Page 2	CREDIT AGREEMENT

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated as of ▶▶ [Date], 2018 (as amended or supplemented, the “Agreement”), by and among Remora Holdings, LLC (“Borrower”), Royal Bank of Canada, as Administrative Agent, and the lenders referred to therein (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$____________ of Eurodollar Loans with Interest Period ending _____________.

$____________ of Base Rate Loans

If being combined with new Loans, $____________ of new Loans to be advanced on ____________

Aggregate amount of Borrowing:	$	________________
Type of Loans in new Borrowing:		__________________
Date of Continuation or Conversion:		__________________
Length of Interest Period for Eurodollar Loans:		___________ months

To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request contained herein.

ARTICLE XIV—There does not exist on the date hereof any condition or event that constitutes a Default that has not been waived in writing as provided in Section 10.1(a) of the Agreement.

ARTICLE XV—The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

CREDIT AGREEMENT

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF this instrument is executed as of __________________.

REMORA HOLDINGS, LLC

By:	Remora Royalties, Inc., its
Managing Member

By:
Name:
Title:

Exhibit C – Page 2	CREDIT AGREEMENT

EXHIBIT D

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of ▶▶ [Date], 2018 (as amended or supplemented, the “Agreement”), by and among Remora Holdings, LLC (“Borrower”), Royal Bank of Canada, as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(c) of the Agreement. Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at ____________ (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a) the officer of Borrower signing this instrument is the duly elected, qualified and acting ____________ of Borrower and as such is Borrower’s chief financial officer;

ARTICLE XVI - the Financial Statements present fairly in all material respects the financial condition and results of operations of the Persons reported on (subject in the case of quarterly financial statements, to normal year-end adjustments and the absence of footnotes) and satisfy the requirements of the Agreement;

ARTICLE XVII - attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of [Section 7.17(a) and Section 7.17(b)] of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of [Section 7.17(a) and Section 7.17(b)] of the Agreement];

ARTICLE XVIII - on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this compliance certificate *[except for Default(s) under Section(s) [____________] of the Agreement, which *[is/are] more fully described on a schedule attached hereto]; and

ARTICLE XIX - *[unless otherwise disclosed on a schedule attached hereto,] all representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects on and as of the date hereof, except (i) to the extent that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties continue to be true and correct in all material respects as of such specified earlier date, (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Change, in which case such representation and warranty (as so qualified) is true and correct in all respects, and (iii) that for purposes hereof, the representations and warranties contained in Section 5.6(a) of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.2 of the Agreement.

CREDIT AGREEMENT

The officer of Borrower signing this compliance certificate hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of             , 20    .

REMORA HOLDINGS, LLC

By:	Remora Royalties, Inc., its
Managing Member

By:
Name:
Title:

Exhibit D – Page 2	CREDIT AGREEMENT

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

CREDIT AGREEMENT

1. Assignor[s]: _______________________________

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]: _______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: Remora Holdings, LLC

4. Administrative Agent: Royal Bank of Canada, as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement dated as of ▶▶ [Date], 2018 among Remora Holdings, LLC, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and LC Issuer.

6. Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment / Loans for all Lenders[10]	Amount of Commitment / Loans Assigned[8]	Percentage Assigned of Commitment / Loans[11]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date: ______________]12

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E – Page 2	CREDIT AGREEMENT

Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:

ROYAL BANK OF CANADA, as
Administrative Agent

By:
Title

[Consented to][14]:

REMORA HOLDINGS, LLC

By:	Remora Royalties, Inc., its
Managing Member

By:
Title

[13]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of Borrower and/or other parties (e.g., LC Issuer) is required by the terms of the Credit Agreement.

Exhibit E – Page 3	CREDIT AGREEMENT

ANNEX 1 to Assignment and Assumption

[REMORA HOLDINGS, LLC]

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

CREDIT AGREEMENT

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1 – Page 2	CREDIT AGREEMENT

EXHIBIT F

ELECTED COMMITMENT INCREASE CERTIFICATE

[                ], 20[    ]

To:	ROYAL BANK OF CANADA,

as Administrative Agent

Borrower, Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of [____], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.18 of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Elected Commitment under the Credit Agreement effective [                ], 20[    ] from $[                ] to $[                ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

Very truly yours,

REMORA HOLDINGS, LLC,
Borrower

By:	Remora Royalties, Inc.,
its Managing Member

By:
Name:
Title:

CREDIT AGREEMENT

Accepted and Agreed:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:
Name:
Title:

Exhibit F – Page 2	CREDIT AGREEMENT

EXHIBIT G

ADDITIONAL LENDER CERTIFICATE

[                ], 20[    ]

To:	ROYAL BANK OF CANADA,

as Administrative Agent

Borrower, Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of [_________], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.18 of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [                ], 20[    ] with a Maximum Credit Amount of $[                ] and an Elected Commitment of $[                ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 3.5(g) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by Administrative Agent, duly completed by the Additional Lender. [Borrower shall pay the fee payable to Administrative Agent pursuant to Section 2.18 of the Credit Agreement.]

Very truly yours,

REMORA HOLDINGS, LLC, Borrower

By:	Remora Royalties, Inc., its Managing Member

By:

Name:
Title:

CREDIT AGREEMENT

Accepted and Agreed:

ROYAL BANK OF CANADA, as Administrative Agent and LC Issuer

By:
Name:
Title:

Accepted and Agreed:

[Additional Lender]

By:
Name:
Title:

Exhibit G – Page 2	CREDIT AGREEMENT